Commission File Number 0-24093

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                           FORM SB-2
                     REGISTRATION STATEMENT
                 Under The Securities Act of 1933

                      REDNECK FOODS, INC.

  DELAWARE	                                      56-203-5983
(State or other	 (Primary Standard Industrial      (I.R.S. Employer
jurisdictions	  Classification Code Number)    Identification Number)
of incorporation
or organization)
                     1280 Hendersonville Road
                        Asheville, NC 28803
                      Telephone:  828-277-5577
                      Facsimile:  828-277-0504
       (Address and telephone number of registrant's principal executive offices and principal place of business.)

                    Incorporating Services, Ltd.
                  15 E. North Street, P.O. Box 899
                      Dover, Delaware 19903
          (Name, address and telephone number of agent for service.)

                           with copies to:
                           Jody M. Walker
                           Attorney At Law
                        7841 South Garfield Way
                       Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box:   | x |

              CALCULATION OF REGISTRATION FEE
Title of each      Proposed          Proposed         Amount of
class of        Amount to be         offering         aggregate       registration
securities        registered         price          offering price        fee
Common Stock
 $.001 par value<F1> 595,000         $1.25             $743,750        $232.42
Common Stock<F2>     558,207         $2.2841         $1,275,000        $398.44
Common Stock<F3>      30,000         $1.00              $30,000          $9.38
Common Stock<F4>     510,000         $2.449<F5>      $1,249,068        $390.33

Total              1,693,207                         $3,297,818      $1,030.57

[FN]
<F1>Represents Common Stock to be registered on behalf of Selling
Shareholders.
<F2>Represents common stock to be issued upon conversion of Convertible
Debentures
<F3>Represents common stock to be issued upon exercise of options
<F4>Represents Common Stock to be issued upon exercise of warrants to be issued pursuant to the acquisition of Woody's Bar-B-Cue
<F5>Based on the weighted average of the exercise price for purposes of calculating the filing fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                PRELIMINARY PROSPECTUS DATED December 3, 1998
                        SUBJECT TO COMPLETION


            595,000 Common Shares on behalf of Selling Shareholders
      558,207 Common Shares to be issued upon conversion of convertible Debt
           30,000 Common Shares to be issued upon exercise of options
   510,000 Common Shares underlying warrants on behalf of selling shareholder


                         Redneck Foods, Inc.
                            Common Stock
                          ($.001 Par Value)

The Company is registering 595,000 Common Shares and 30,000 Common Shares underlying 30,000 options on behalf of its selling security holders. The Company is also registering 558,207 Common Shares to be issued upon the
conversion of its Series 1 Secured Convertible Debentures.   The Debentures
are convertible into Common Shares at the lower of $2.51 (reduced by 3% per month until this registration statement is declared effective - currently calculated at $2.2841) or 70% of the average of the closing bid price of the
stock for the previous five (5) business days.   Additionally, the Company is
registering 510,000 Common Shares underlying Warrants issued pursuant to the
arranging of the sale of the Convertible Debentures.   The Warrants have a
three year exercise period and allow the holders to purchase Common Shares at the various prices as follows: $2.64 (80,000 shares), $2.625 (110,000 shares), $2.4375 (260,000 shares); $2.03125 (20,000 shares), and $1.8687
(40,000) shares).

The 595,000 common shares being registered on behalf of selling security holders consist of 595,000 Common Shares to unaffiliated shareholders.
See "Selling Security Holders". Prior to the date hereof, there has been a
limited trading market for the Common Stock of the company.   There can be no
assurance that an active trading and/or a liquid market will ever develop or, if developed, that it will be maintained.

The Company has registered its securities under Section 12G of the Exchange Act of 1934.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

THERE ARE MATERIAL RISKS IN CONNECTION WITH THE ISSUANCE OF THE SECURITIES. SEE RISK FACTORS, PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE. DUE TO THE CONTEMPORANEOUS PRIMARY OFFERING BY THE COMPANY AND SECONDARY OFFERING BY SELLING SHAREHOLDERS, CONFLICTS OF INTERESTS BETWEEN THE COMPANY AND SELLING SHAREHOLDERS MAY ARISE. SEE TERMS OF THE OFFERING AND RISK FACTORS.

Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold
nor may offers to buy be accepted prior to the time the registration
statement becomes effective.   This prospectus shall not constitute an offer
to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Company is a newly formed company, which currently intends to acquire and operate barbecue restaurants to be known as "Foxworthy's Smoke House Grill" or "Foxworthy's Bar-B-Q," The Company intends initially to acquire existing barbecue restaurants for conversion to one of the two restaurant concepts. The Company also intends to market and distribute barbecue sauces and salsas under trademarks using the "Foxworthy" name and may also, at a later time, distribute other food products which are related to the restaurant menu.

[FN]
<F1>   This Offering will terminate on or before September 30, 1999.  In the
Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than December 31, 1999. See "TERMS OF THE OFFERING - Plan of Distribution."

<F2>The amount as shown in the preceding table does not reflect the deductions of (1) general expenses payable by the Company; and (2) fees payable in connection with legal and accounting expenses incurred in this Offering. These expenses are estimated to be $64,030.57. The selling shareholders will not pay any of the expenses associated with this offering.


                   REPORTS TO SECURITY HOLDERS

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. The reports and other information filed by the
Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World
Trade Center, New York, New York 10048.   Copies of such material can
be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

UNTIL _____ , 1999 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL PERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF SUCH PERSONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

NO DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITER, IF AN UNDERWRITER ASSISTS IN THE SALE OF THE SECURITIES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Forward-Looking Statements and Associated Risk.   This Registration
Statement, including the information incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's growth strategies, and anticipated trends in the
Company's business and demographics.   These forward-looking statements are
based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in this section "Risk Factors," including among others, regulatory or economic influences.

            	TABLE OF CONTENTS

PROSPECTUS SUMMARY                                    7
RISK FACTORS                                          8
SELLING SECURITY HOLDERS                             12
SOURCE AND USE OF PROCEEDS                           15
DILUTION                                             16
THE COMPANY                                          17
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION                             21
MANAGEMENT                                           23
CERTAIN TRANSACTIONS                                 27
PRINCIPAL SHAREHOLDERS                               30
SHARES ELIGIBLE FOR FUTURE SALE                      33
MARKET FOR REGISTRANT'S COMMON EQUITY                33
TERMS OF THE OFFERING                                34
DESCRIPTION OF SECURITIES                            36
LEGAL MATTERS                                        37
LEGAL PROCEEDINGS                                    37
EXPERTS                                              37
INTERESTS OF NAMED EXPERTS AND COUNSEL               37

                        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

The Company was incorporated in Delaware on January 31, 1997. The
Company is authorized to issue Twenty Million (20,000,000) Common Shares, $.001 par value. The Company is also authorized to issue Two Million Five
Hundred (2,500,000) Preferred Shares, $.001 par value.   Pursuant to a
Special Meeting of the Shareholders held on July 22, 1997, the Company filed an amendment to the Articles of Incorporation increasing the authorized Common Shares of the Company to One Hundred Million (100,000,000).

The Company's executive offices are located at 1280 Hendersonville Road,
Asheville, NC 28803.   These offices consist of 5700 square feet which are
leased on a three year lease basis beginning October, 1998 at the monthly lease price of $5,462.50 which is terminable on a ninety day written notice.

Corporate Operations. The Company is a newly formed company, which currently intends to acquire and operate barbecue restaurants to be known as "Foxworthy's Smoke House Grill" or "Foxworthy's Bar-B-Q," The
Company intends initially to acquire existing barbecue restaurants for
conversion to one of the two restaurant concepts.   The Company also intends
to market and distribute barbecue sauces and salsas under trademarks using the "Foxworthy" name and may also, at a later time, distribute other food products which are related to the restaurant menu.


Common Shares currently outstanding                 11,258,991

Common Shares to be outstanding
after Offering (assuming exercise
of all warrants and options)                        12,952,198


Percent of Common Shares owned by
current shareholders after
Offering (assuming exercise
of all warrants and options)                            86.93%

Gross Proceeds After Maximum Offering
(assuming exercise of all warrants and
options)                                            $3,297,818

Use of Proceeds                              This Prospectus relates to
                                             securities being registered on
                                             behalf of selling security
                                             holders and the Company will not
                                             receive any cash or other
                                             proceeds from the sale.  Any
                                             proceeds received from the
                                             subsequent exercise of the
                                             warrants and options shall be
                                             used as working capital, and to
                                             expand operations.  See "Source
                                             and Use of Proceeds."


RESALES BY SELLING
SHAREHOLDERS.                                This Prospectus relates to
                                             common Shares being registered
                                             on behalf of selling security
                                             holders. The Company will not
                                             receive any cash or other
                                             proceeds in connection with the
                                             subsequent sale. The
                                             Company is not selling any
                                             Common Shares on behalf of
                                             Selling Shareholders and has no
                                             control or affect on these
                                             Selling Shareholders.  See
                                             "Selling shareholders."

MARKET FOR COMMON STOCK
AND WARRANTS.                                Prior to the date hereof, there
                                             has been only a limited trading
                                             market for the Common Stock or
                                             Warrants of the Company.  The
                                             Company's Common Stock is quoted
                                             on the Electronic Bulletin Board
                                             under the symbol "RDNK".

                                             There can be no assurance
                                             that an active trading and/or a
                                             liquid market will develop or,
                                             if developed, that it will be
                                             maintained.   See "Risk Factors"
                                             and "Market Listing."


RISK FACTORS                                 There are material risks, such
                                             as uncertainty of future
                                             financial results, liquidity
                                             dependent on additional capital
                                             and debt financing and risks
                                             related to the restaurant
                                             industry, in connection with the
                                             purchase of the securities. See
                                             "Risk Factors."

Absence of Dividends; Dividend Policy        The Company does not currently
                                             intend to pay regular cash
                                             dividends on its Common Stock;
                                             such policy will be reviewed by
                                             the Company's Board of Directors
                                             from time to time in light of,
                                             among other things, the
                                             Company's earnings and financial
                                             position. The Company does not
                                             anticipate paying dividends on
                                             its Common Stock in the
                                             foreseeable future. See "Risk
                                             Factors."

Transfer Agent                               Florida Atlantic Stock Transfer
                                             acts as the Company's Transfer
                                             agent


                               RISK FACTORS

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

Limited Operating History and Uncertainty of Future Operating Results.   The
Company has limited operating history and expects to incur losses and administrative expenses until sales of its products commence and/or revenues
are received from any of its proposed restaurants.   The Company believes
future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are
outside the control of the Company.   These factors include fluctuating
market demand for the Company's restaurants and products, the quality of products and restaurants, pricing, competitive products and general economic
conditions.   See "Management's Discussion and Analysis of Financial
Condition."

The Restaurant and Food Industries and Competition. The restaurant and food industries are highly competitive with respect to price, service, quality and
location and, as a result, has a high failure rate.   There are numerous
well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing,
personnel and other resources than the Company.   Furthermore, to the extent
that barbecue restaurants are frequently viewed as "local", the Company may experience intense competition or lack of consumer acceptance if it expands
into areas with existing barbecue restaurants.   There can be no assurance
that the Company will be able to respond to various competitive factors
affecting the restaurant industry.       The restaurant and food industries
are also generally affected by changes in consumer preferences, national,
regional and local economic conditions and demographic trends.   The
performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations and the type, number and
location of competing facilities.   In addition, factors such as inflation,
increased labor and employee benefit costs, and a lack of availability of experience management and hourly employees may also adversely affect the restaurant and food industries in general and the Company's restaurants and
food products, in particular.   Restaurant operating costs are further
affected by increases in the minimum hourly wage, unemployment tax rates and
similar matters over which the Company has no control.   Finally, by the
nature of its business, the Company would be subject to potential liability from serving contaminated or improperly prepared food.

Government Regulation.   The restaurant and food product business is subject
to various federal, state and local government regulations, including those
relating to the sale of food and alcoholic beverages.   The failure to
maintain food and liquor licenses would have a material adverse effect on the
Company's operating results.   In addition, restaurant and food production
operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company
has no control.   Many of the Company's personnel will be paid at rates based
on the federal minimum wage.   Recent increases in the minimum wage are not
expected to materially impact the Company's labor costs.   The Company will
be subject to "dram shop" statutes in certain states which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic beverages to such intoxicated person.
As appropriate, the Company shall seek to obtain liability insurance against such potential liability.

Trademarks.    The Company's ability to successfully implement its concept will depend in part upon Jeff Foxworthy's  ability to protect his
trademarks.   Jeff Foxworthy  will file a trademark application with the
United States Patent and Trademark Office to register the "Jeff Foxworthy's"
and "Foxworthy's"  mark and design.   There can be no assurance that Jeff
Foxworthy will be granted trademark registration for any or all of the
proposed uses in his proposed applications.   In the event Jeff Foxworthy's
mark is granted registration, there can be no assurance that he can protect such mark and design against prior users in areas where the Company conducts
operations.   There is no assurance that Mr. Foxworthy and the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

No Diversification.   The Company operates in the sale of food products.
Therefore, the Company's financial viability will depend almost exclusively on the Company's ability to generate revenues from its operation, and the Company will not have the benefit of reducing its financial risks by relying on revenues derived from other operations.

Additional Financing Will be Required.   Even if all of the Warrants and
options registered on behalf of selling shareholders are exercised, the funds available to the Company will not be adequate for its business activities. Accordingly, the ultimate success of the Company will depend upon its ability to raise additional capital or to have other parties bear a portion of the required costs to further develop or exploit its business activities. (See "Use of Proceeds" and "Business Activities.")

Limited Public Market.   There is presently only a limited public market for
the Common Shares of the Company and there is no assurance that a public market will ever develop. Consequently, investors will not be able to liquidate their investment in the event of an emergency or for any other reason.

Investors May Bear Risk of Loss.   Capital required by the Company to
commence operations will be paid from the proceeds of this Offering. Therefore, private investors of this Offering will bear most of the risk of
the Company's commencement of operations.   Conversely, management stands to
realize benefits from the payment of salaries, expenses and receipt of stock options regardless of the profitability of the Company.

Financial Condition. The Company needs to raise approximately $1,200,000 to complete the acquisition of Woody's. Additionally, the Company needs working capital for corporate expenditures of approximately $1,000,000 or more over the next 12 months to fund the ongoing development of the Company's business plan. Upon completion of the Woody's acquisition, the Company will have completed its capital requirements for its operations development phase. Additional capital may be required for future restaurant development and/or future acquisitions that may become available. The Company intends to pursue expansion by internal growth or acquisition, as capital and business
opportunities become available.   There can be no assurance that this will in
fact occur or that the Company can be operated in a profitable manner.

Lack of Dividends. There can be no assurance that the operations of the Company will become profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. See "Description of Securities" and "Dividend Policy."

Dependence on Key Individuals. The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key
employees.   The Company has entered into a definitive employment agreement
with only one of the officers.   The inability to attract and retain this
individuals and others for the long term would have a material impact upon the business of the Company. See "Company - Employees" and "Management."

No Independent Market Research of Potential Demand for Current Operations.
No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for the Company's business operations. Even in the event market demand is independently identified, there is no assurance the Company will be successful. See "Management."

Vulnerability to Fluctuations in Economy.   Demand for the Company's products
will be dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company.

Not a Tax Shelter.    The Offering that is the subject of this Memorandum is
not a tax shelter. Any income received by the shareholders of the Company will be taxed fully as dividend income.

Forward-Looking Statements and Associated Risk.   This Prospectus, including
the information incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's growth strategies, and anticipated trends in the Company's business and
demographics.   These forward-looking statements are based largely on the
Company's expectations and are subject to a number of risks and
uncertainties, certain of which are beyond the Company's control.   Actual
results could differ materially from these forward-looking statements as a result of the factors described in this section "Risk Factors," including
among others, regulatory or economic influences.   In light of these risks
and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

"Penny" Stock Regulation of Broker-Dealer Sales of Company Securities. The Company's Common Stock is listed on the OTC Bulletin Board and on NASDAQ Small Cap Market upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, the Company will not meet the requirements
for a NASDAQ Small Cap Market listing.   The OTC Bulletin Board has no
quantitative written standards and is not connected with the NASD.    Until
the Company obtains a listing on the NASDAQ Small Cap Market, if ever, the Company's securities may be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must
(i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a
manually signed and dated copy of the written statement.   A penny stock
means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or . . . . (iv) whose issuer has net tangible assets in excess of
$2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary
market.   See "Market for Registrant's Common Equity and Related Stockholder
Matters - Broker-Dealer Sales of Company's Securities."


SELLING SECURITY HOLDERS

The Company shall register pursuant to this prospectus 595,000 Common
Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number  % Owned     Number of     % Owned
Being Registered               Owned      Prior to   Shares Owned    After
                             Currently    Offering  After Offering  Offering

Ray E. Justice, Sr.            185,000     1.643%        0             0%
Robert A. Baydale              160,000     1.421%        0             0%
Scott and Debrah Miller         25,000      .222%        0             0%
William Moon                    15,000      .133%        0             0%
Yolanda Mills                  105,000      .933%        0             0%
James Mills                    105,000      .933%        0             0%

The Company shall register pursuant to this prospectus the 510,000 Common Shares underlying the Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding Warrants.
The amount and percentage owned after the offering assumes the exercise of all of the Warrants and sale of underlying Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number         % Owned     Number of     % Owned
Being Registered               Owned            Prior to   Warrants Owned    After
                             Currently          Offering  After Offering  Offering

Jack Augsback                 255,000            50%             0             0%
Sovereign Capital             255,000            50%             0             0%


The Company shall register pursuant to this prospectus the 80,000 Common Shares underlying the options currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding options.
The amount and percentage owned after the offering assumes the exercise of all of the options and sale of underlying Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number         % Owned     Number of     % Owned
Being Registered               Owned            Prior to   Options Owned    After
                             Currently          Offering  After Offering  Offering

Becky Grier                    30,000            1.778%           0            0%

The Company shall register pursuant to this prospectus the 558,207 Common
Shares underlying the Convertible Debentures currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding convertible debentures. The amount and percentage owned after the offering assumes the exercise of all of the Convertible Debentures and sale of underlying Common
Shares being registered on behalf of the selling shareholders.


                                                             Number of
Name and Amount             Total Number         % Owned     convertible      % Owned
Being Registered               Owned            Prior to   Debentures Owned    After
                             Currently          Offering  After Offering     Offering

Sergio Bonnetti               43,781             7.842%           0             0%
Aldo Nenzi                    87,562            15,686%           0             0%
Cornelius International, Ltd. 43,781             7,842%           0             0%
Arab Commerce Bank Ltd.       54,726             9.803%           0             0%
Robert Rabin                  21,890             3.921%           0             0%
Sandro Grimaldi               65,672            11.768%           0             0%
Oscar Brito                   65,672            11.768%           0             0%
Galapaco Holdings Limited    109,452            19.607%           0             0%
Allouros Ltd.                 21,890             3.921%           0             0%
Muzzolon Piermario            43,781             7.842%           0             0%



--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

Securities are being registered on behalf of the selling security holders and the Company will not receive any cash or other proceeds in connection with the subsequent sale.

Any proceeds received from the subsequent exercise of the Warrants and Options shall be used as working capital and to expand operations.  Due to the uncertainty of the timing and amount of actual funds which may be received upon exercise of the Warrants or Options, no specific breakdown of
uses have been established by the  Company.   The aggregate amount of
proceeds if all of the  Warrants and Options are exercised is $1,279,068. If all of the Warrants and/or Options are exercised, the proceeds shall be utilized over a two year period.


-------------------------------------------------------
                    THE COMPANY
-------------------------------------------------------

The Company was incorporated in Delaware on January 31, 1997. The
Company is authorized to issue Twenty Million (20,000,000) Common Shares,
$.001 par value.  The Company is also authorized to issue Two Million Five
Hundred (2,500,000) Preferred Shares, $.001 par value.   Pursuant to a
Special Meeting of the Shareholders held on July 22, 1997, the Company filed an amendment to the Articles of Incorporation increasing the authorized
Common Shares of the Company to One Hundred Million (100,000,000).




The Company's executive offices are located at 1280 Hendersonville Road,
Asheville, NC 28803.   These offices consist of 5700 square feet which are
leased on a three year lease basis beginning October, 1998 at the monthly lease price of $5,462.50 which is terminable on a ninety day written notice.

There are presently outstanding 11,258,991 Common Shares.

Corporate Operations. The Company is a newly formed company, which currently intends to acquire and operate barbecue restaurants to be known as
"Foxworthy's Smoke House Grill" or "Foxworthy's Bar-B-Q," The
Company intends initially to acquire existing barbecue restaurants for
conversion to one of the two restaurant concepts.   The Company also intends
to market and distribute barbecue sauces and salsas under trademarks using the "Foxworthy" name and may also, at a later time, distribute other food products which are related to the restaurant menu.

License Agreement.     On February 4, 1997, the Company entered into a
license agreement with Jeff Foxworthy whereby Mr. Foxworthy licensed the use
of his name and likeness.   In consideration for the  license agreement, the
Company issued 2,500,000 of its Series A Preferred Stock under the terms of a
Stock Purchase Agreement.   The term of the license agreement is 50 years
unless sooner terminated by the occurrence of any of the following:

	a.	a material breach by the Company of the license agreement,
the Stock Purchase Agreement or any of the transaction documents, if the breach is not cured within 30 days of receipt from Foxworthy of written notice thereof.
	b.	at the option of Foxworthy, upon a material breach by David
Womick of his obligations under Mr. Womick's employment agreement within the first three years after  opening of the first restaurant, which breach has not been cured within 30 days of receipt from Foxworthy of written notice thereof.
	c.	Upon receipt of written notice from Foxworthy in the event
the Company commits any act or omission, is subject to any claim or occurrence or is involved in any circumstances that would cause the continued
association of the Company with the licensed material to be detrimental to the value of the licensed material or to Mr. Foxworthy's image or reputation as determined by Foxworthy in his sole and absolute discretion.

         d. The failure of the Company to continually operate the restaurants and manage the franchise according to the policies, practices and standards agreed to by the parties pursuant to the terms of the Stock
Purchase Agreement.

         e. The failure of the Company and/or Mr. Womick to raise the Investment Capital, on or before June 30, 1998, and otherwise pursuant to the terms provided in the Stock Purchase Agreement; or

         f. The failure of the Company to comply with any laws and regulations, the consequences of which are materially adverse to the Company.

As of June 7, 1998, the Investment Capital had been raised and Mr.
Foxworthy's Series A Convertible Preferred Stock was automatically converted to Common Shares as per the Series A Convertible Stock Purchase Agreement.

Upon termination or expiration of the License Agreement, all license rights granted to the Company shall terminate and the Company shall immediately
thereafter discontinue all use of the licensed material.   Mr. Foxworthy
shall have the right to purchase any inventory of the licensed products in the Company's possession as of the date of termination.  If Mr. Foxworthy does not purchase all of the Company's existing inventory of the licensed products, then not withstanding the termination of the license agreement, the
Company shall have the right ot continue to use the licensed material in connection with the advertisement, distribution, and sale of its existing inventory of licensed products for a period of 120 days after termination, provided that such advertisement, distribution and sale is done only by means of and through then-existing distribution channels and in all other respects in accordance with all the terms and conditions contained in the license agreement.

Development of Corporate Owned Restaurants. The Company intends to develop a chain of corporate owned restaurants under the name of "Foxworthy's Smoke
House Grill" or "Foxworthy's Bar-B-Q."

Implementation of Restaurant Franchising Program. The Company intends to build additional corporate owned restaurants and develop and implement a restaurant franchising program on a nationwide basis.

Acquisition of Existing Barbecue Restaurants.   The Company intends to
acquire existing barbecue restaurants for conversion to either "Foxworthy's
Smoke House Grill" or "Foxworthy's Bar-B-Q" concepts.

 In March, 1998, the Company paid an escrow deposit of $25,000 in connection with negotiations with Woody's Bar-B-Q, a barbecue restaurant chain of seven company operated and twenty-six franchised barbecue restaurants in
Jacksonville, Florida which the Company was seeking to acquire.    The
Company forfeited the escrow deposit when the agreement terminated without being consummated.




The agreement has been verbally extended while the parties finalize negotiations regarding the purchase by the Company of a percentage interest in Woody's equal to the cash the Company has already delivered to the Woody's shareholders and negotiations of a management agreement based upon the parties desire to have the Company manage the affairs of Woody's until the final closing can occur.

The Company continues to seek possible restaurant acquisition candidates as per the Company's business plan, although it has not executed any definitive agreements to acquire any business other than Woody's Bar-B-Q and the restaurant to be acquired from the joint venture.

Products.   The Company's sauces will be produced and marketed under the
"Jeff Foxworthy's Bar-B-Q Sauce" brand.   The first three sauces
are:

   Original Redneck.   An original mild tomato and molasses based sauce.
   Redneck Hot.   A hot spicier version of "Original Redneck" sauce.
   Tangy  Mustard.   A tangy mustard based sauce that was developed to be
   used as a barbecue sauce, salad dressing and a dipping sauce.

The Company has entered into an agreement with PicNik Foods, Inc. located in Montgomery, Alabama to manufacture these sauces. It is believed that this manufacturer has sufficient capacity to process, pack and ship the anticipated sales volume of the sauces. Other manufacturers are available to manufacture the sauces, if needed.

The Company has determined the retail and wholesale prices of its products, however, the prices vary from store to store.

The Company has retained food brokers to assist the Company in the development and distribution of products expected to be developed that are related to the menu and concept.

Marketing.   The Company shall rely primarily on print, television and radio advertising along with sampling at retail outlets to initially attract customers to buy its products and, in the future, to eat at its restaurants.
The Company may also use distinctive exterior signage and off-site billboards.

Promotion Agreement.    On February 4, 1997, the Company entered into a
promotion agreement with Jeff Foxworthy whereby the Mr. Foxworthy will
provide the Company with certain promotional appearances and services.   For
a period of five years, Mr. Foxworthy agrees to serve, without charge, but subject to applicable union and guild minimums, as the feature actor in four
commercials per year promoting the restaurants and the franchise.   The
commercials may be aired on local or national television or radio or both.
During the term of the agreement, Mr. Foxworthy shall not directly or indirectly provide promotional appearances or services to any business which competes with the Company's business of owning and managing restaurants that feature barbecue style as their primary cuisine and marketing and selling
barbecue-related food products.   The promotion agreement has the same
termination features as the License Agreement discussed above.

Consulting Agreement.   On February 4, 1997, the Company entered into a
consulting agreement with J.P. Williams to provide the Company with consulting advice and services with respect to the promotion and merchandising of the Company's proposed restaurants and the food products of
the Company.   The Company pays J. P. Williams an annual consulting fee
of $10,000, as a base fee.   In addition to the base fee plus reasonable
expenses, J.P. Williams may be entitled to a potential bonus, the amount of which, if any, shall be determined by the Board of Directors of the Company, in its sole and absolute discretion.

Additionally, Mr. Williams has been granted options to acquire 540,000 shares of common stock of the Company.  Mr. William's interest in such options shall vest in equal monthly installments on the first day of each month over the
three year term of the consulting agreement.   The options expire ten years
from the date of the grant.

Distribution. The Company's products are specifically designed for national distribution through grocery stores, gift shops, discount outlets and restaurants.

Buyer-Broker Agreement.   On April 16, 1997, the Company entered into a
Buyer-Broker agreement with Business Intermediary Services, Ltd., a business controlled by Mr. Erich Schmid, a director of the Company, to locate
businesses or properties to be purchased by the Company.   The term of the
agreement is twenty four (24) months.  Pursuant to the Buyer-Broker
Agreement, the Company shall pay an accomplishment fee based on a percentage of the total purchase price paid by the Company.  The accomplishment fee structure is:

5% of total purchase price up to $1,000,000; plus
4% of total purchase price between $1,000,000 and $2,000,000; plus
3% of total purchase price between $2,000,000 and $3,000,000; plus
2% of total purchase price between $3,000,000 and $4,000,000; plus
1% of total purchase price in excess of $4,000,000.




Pursuant to this agreement, the Company paid Business Intermediary Services, Ltd. $30,000 on February 16, 1998 in connection with the acquisition of the Asheville, North Carolina restaurant. Additionally, Business Intermediary
Services, Ltd. will be entitled to a fee in the event the acquisition of Woody's Bar-B-Q, Inc. is consummated.

Stock Purchase Letter Agreement. On September 11, 1998, the Company
obtained an extension relating to its ongoing negotiations to acquire all of the stock of Woody's Bar-B-Q Holdings, Inc., a 33-
unit chain based in Jacksonville Florida.  To obtain this extension, the Company agreed to release to the selling shareholders of Woody's
$870,930, representing the net funds held in escrow at that time.
The Company expects to pay a total of $2,000,000 in cash plus approximately $3,400,000 of Convertible Promissory Notes (the
"Notes") bearing interest at 10% and maturing in one year.   The
final purchase price is subject to adjustment based upon a closing
balance sheet audit.   The Notes are convertible into Common Stock
at the lower of $2.93 per Common Share or the average daily closing
prices for the 30 days prior to conversion.   Additionally, the
Company will issue Warrants to the Selling Shareholders to acquire
500,000 shares of the Company's Common Stock at the lower of $1.71
(the bid price of the Company's Common Stock on September 24, 1998, the date a further extension was executed) or the Conversion Price identified in the
Notes.   Mr. David Womick, President of Redneck Foods, Inc., and his wife have also agreed to guarantee the Notes and they have agreed to pledge
1,000,000 of their Redneck Common Shares as additional collateral.   The
Company and the Sellers extended the closing 3 times until October 8, 1998 to facilitate the raising of the necessary capital to close the transaction. The agreement has been verbally extended while the parties finalize negotiations regarding the purchase by the Company of a percentage interest in Woody's equal to the cash the Company has already delivered to the Woody's shareholders and negotiations of a management agreement based upon the parties desire to have the Company manage the affairs of Woody's until the final closing can occur.

The Company is attempting to raise the required cash through a
private placement of convertible debentures.   The Company
authorized up to $3,000,000 in aggregate principal amount of Series
1 Secured Convertible Debentures Due 2001 (the "Debentures").   The
Debentures bear interest at 5% per annum, payable quarterly, and are
redeemable at 125% of the principal amount so redeemed.   Subsequent
to June 30, 1998, $1,275,000 in Debentures has been sold.

Joint Venture Agreement.   The Company has entered into a joint venture with
Pigs"R"Us, Inc., a Florida corporation to be called Redneck Pigs Joint
Venture 1.   The sole purpose of the joint venture is to create a single
barbecue restaurant on property under lease by Pigs"R"Us.   The parties
agreed to convert the venture into a limited liability company as soon as
practicable and to jointly plan, operate and own the pilot restaurant.   The
Company will sublicense to the venture certain rights under its license agreement and contribute capital.  The Company has contributed $50,000 to
this joint venture.   No additional contributions will be made under the
current agreement.   The Company will own a 10% interest in the venture.  The
Company shall be paid a consulting fee of 3% of gross sales in addition to
its available distributions based on its ownership interest.   Certain
options and rights for both parties in the joint venture are established by
the contractual agreement.   The Company plans to acquire the remaining
interest in the joint venture in the fourth quarter of 1998 pursuant to an agreement with the joint venture partner whereby shares of Common Stock will
be issued after the completion of an audit.   The Company has agreed to
manage the operations until the final audit is complete.

Dependence on One or a Few Major Customers.   The Company does not expect
that any single customer will account for more than ten percent of its business.

The Company is a newly formed company, which currently intends to acquire and operate barbecue restaurants to be known as "Foxworthy's Smoke House Grill"
or "Foxworthy's Bar-B-Q," The Company intends initially to acquire existing barbecue restaurants for conversion to one of the two restaurant
concepts.   The Company also intends to market and distribute barbecue sauces and salsas under trademarks using the "Foxworthy" name and may also, at a later time, distribute other food products which are related to the restaurant menu.

In February, 1998, the Company entered into a contract to acquire the real estate, the equipment and leasehold interest of a barbecue restaurant in
Asheville, North Carolina to be connected to a Foxworthy's Smoke House Grill.
The Company did not acquire the operating business of the restaurant.   The
Company issued 223,333 shares of Common Stock valued at $3.00 per Common
Share for the equipment and the leasehold interest and has contracted to
acquire the real estate for $550,000 in cash.   A deposit of $42,352 has been
paid against the purchase price and the Company expects to close on the real estate in the first quarter of 1999.

Research and Development.    The Company has expended in excess of $61,700
for research and development activities.   These amounts include $35,000 in
consulting expense and $26,700 in contract services.   In the future, the
Company anticipates that a portion of the proceeds from this offering will be used to conduct additional research and development activities.


Competition.  The restaurant and food product industries are highly competitive with respect to price, service, quality and location and, as a
result, has a high failure rate.   There are numerous well-established
competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other
resources than the Company.   Furthermore, to the extent that barbecue
restaurants are frequently viewed as "local", the Company may experience intense competition or lack of consumer acceptance if it expands into areas
with existing barbecue restaurants.   There can be no assurance that the
Company will be able to respond to various competitive factors affecting the
restaurant industry.       The restaurant and food industries are also
generally affected by changes in consumer preferences, national, regional and
local economic conditions and demographic trends.   The performance of
restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations and the type, number and location of
competing facilities.   In addition, factors such as inflation, increased
labor and employee benefit costs, and a lack of availability of experience management and hourly employees may also adversely affect the restaurant and food industries in general and the Company's restaurants and food products,
in particular.   Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over
which the Company has no control.   Finally, by the nature of its business,
the Company would be subject to potential liability from serving contaminated or improperly prepared food.

Employees.   The Company employs thirteen full time persons.    The Company
shall employ additional individuals as required.

Governmental Regulation.   The restaurant and food product business is
subject to various federal, state and local government regulations, including those relating to sanitation, safety, fire and the sale of food and alcoholic
beverages.   The failure to maintain food and liquor licenses would have a
material adverse effect on the Company's operating results.   In addition,
restaurant and food production operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar
costs over which the Company has no control.   Many of the Company's
personnel will be paid at rates based on the federal minimum wage.   Recent
increases in the minimum wage are not expected to materially impact the
Company's labor costs.   The Company will be subject to "dram shop" statutes
in certain states which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic
beverages to such intoxicated person.   As appropriate, the Company shall
seek to obtain liability insurance against such potential liability.

The Federal Americans With Disabilities Act prohibits discrimination on basis
of disability in public accommodations and employment.   The Company could be
required to expend funds to modify its restaurants in order to provide service to or make reasonable accommodations for disabled persons.

The Company will be subject to environmental rules, particularly with respect to preventing water pollution. The Company plans to recycle cooking grease to prevent water pollution.

Seasonal Nature of Business Activities.   The Company's business activities
are not seasonal.


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Board of Directors.  The following persons listed below have been retained to provide services as director until the qualification and election of his successor.  All holders of Common Stock will have the right to vote for
Directors of the Company.  The Board of Directors has primary responsibility for adopting and reviewing implementation of the business plan of the
Company, supervising the development business plan, review of the officers'
performance of specific business functions.  The Board is responsible for monitoring management, and from time to time, to revise the strategic and
operational plans of the Company.    Directors receive no cash compensation
or fees for their services rendered in such capacity, however, the Board of
Directors, in June 1997, gave Mr. Eskew and Mr. Scheifley 100,000 Common
Shares each, valued at $.10 per Common Shares for their previous services as directors.

Pursuant to the Company's charter and By-Laws, Mr. Womick, Mr. Williams and
Mr. Fox were elected for a two year term on July 9, 1998.  Mr. Schmid and Mr.
Scheifley were elected for a one year term on July 9, 1998.

The Executive Officers and Directors are:

Name                            Position          Term(s) of Office

David A. Womick, age 43        President           Inception to
                             and Director           present

John P. Williams, age 32       Director            Inception
                                                  to present


Erich K. Schmid, age 52        Director           Inception to
                                                   present

Samuel J. Fox, age 53          Director         December 5, 1997
                                                   to present

James E. Scheifley, age 49     Secretary          April 11, 1998
                               Treasurer           Feb., 1997
                               Director            to present

Resumes:

David A. Womick.  Mr. Womick has been President of the Company since
inception.   Mr. Womick intends to dedicate at least 90% of his work time to the affairs of the Company. Mr. Womick was a Director of Restaurant Services
by Arby's International from 1978 to 1982.   From 1982 to 1988, Mr. Womick
has been a franchise area developer owning thirteen Arby's, six Denny's and three Del Taco restaurants.  From 1988 to 1995, Mr. Womick pursued his personal investments including, but not limited to, reviewing a wide variety of restaurant concepts that could be developed into a chain format. From 1995 to October, 1997, Mr. Womick was President of KRR Nashonooga, Inc., KRR
Knoxville, Inc., KRR Tri-cities, Inc. and Atlanta Foodquest, Inc.,
franchisees of Kenny Rogers Roasters restaurants.    Mr. Womick earned a
Bachelor of Applied Science in social science from Elon College in 1976.

John P. Williams.   From 1991 to present, Mr. Williams has been Chief
Executive Officer of Parallel Entertainment, a personal management company.
In addition to Jeff Foxworthy, Mr. Williams manages Bill Engvall, Megan
Cavanagh and Chris Spencer.   Mr. Williams has been involved in the
entertainment industry since 1983 and has represented talent such as Jay
Leno, Jerry Seinfeld, Damon Wayans, David Alan Grier, Dennis Miller, Jamie
Foxx and others.

Erich K. Schmid.   From 1994 to present, Mr. Schmid has been President of
Business Intermediary Services, Ltd., a business brokerage firm he co-founded
specializing in middle-market transactions.   From 1985 to 1994, Mr. Schmid
was a Vice President with New South Business Ventures, Inc. and its predecessor T.C. Wilkinson, Jr. & Associates, Inc., general business
brokerage firms.   He is a member of the International Business Brokers
Association, Inc. and is a Certified Business Intermediary.   Mr. Schmid
earned a Bachelor of Science in industrial management and a Master of Science in management from the University of Akron in 1971 and 1996, respectively.

James E. Scheifley.    Mr. Scheifley has over 25 years experience in
corporate and public accounting.  He is the president and majority shareholder of James E. Scheifley & Associates, P.C. a Morrison, Colorado
CPA firm which specializes in auditing and financial reporting for emerging companies that are required to file information with the US Securities &
Exchange Commission.  Mr. Scheifley co-founded the firm in 1982.  He is a member of the American Institute of Certified Public Accountants and the
Colorado Society of Certified Public Accountants.  Mr. Scheifley received a
Bachelor of Science degree in accounting from La Salle University,
Philadelphia, Pennsylvania in 1969.  He was formerly employed as an audit manager with Coopers & Lybrand and has served as controller or vice-president of finance for three public companies.

Samuel Fox.   Mr. Fox is of counsel to the law firm of Blanc Williams
Johnston & Kronstradt, a Los Angeles law firm representing companies and individuals in the entertainment, business and intellectual property areas.
His specialization includes entertainment law and licensing and he has been
personal counsel to Jeff Foxworthy for several years.   He is a member of the
California and New York bars.   Mr. Fox received a Bachelor of Arts degree
from Cornell University School of Law in 1969.

EXECUTIVE COMPENSATION

Remuneration.  The Company has entered into an employment agreement with
David Womick for a term of five years.   Pursuant to the agreement, Mr.
Womick serves as Chief Executive Officer.   Mr. Womick shall receive an
annualized base salary of $150,000 and may be entitled to a  potential bonus of up to $100,000, the exact amount of which, if any, shall be determined by
the Board of Directors in its sole and absolute discretion.   Mr. Womick was
not entitled to receive any salary or bonus until such time as the Company has successfully obtained all of the $2,500,000 investment capital discussed in Section 5.1(a) of the Stock Purchase Agreement.  Mr. Womick's salary began to accrue effective July 22, 1997.

Pursuant to the Employment Agreement, Mr. Womick agreed that 1,700,000 of the
5,100,000 Common Shares currently beneficially owned by Mr. Womick are subject to forfeiture only upon an early termination of the Employment
Agreement that is caused by a breach of such agreement by Mr. Womick.  The number of shares subject to forfeiture shall be reduced 47,222 shares monthly, on the first day of each month, over the first 3 years of the
Employment Agreement.    Mr. Womick's interest in the Common Shares shall
fully vest and no longer be subject to forfeiture upon an change of control of the Company.

The Company had entered into an employment agreement with prior vice
president, Al Sneeden for a term of three years.   Pursuant to the agreement,
Mr. Sneeden received 108,000 Common Shares and was paid $68,536.92 prior to


termination.   The agreement was terminated by the Company on April 10, 1998.
The Company had entered into an employment agreement with prior secretary and chief counsel, E. Joseph Fitzpatrick, Jr. for a term of three years beginning
June 1, 1997.  Pursuant to the agreement, Mr. Fitzpatrick received 108,000
Common Shares and was paid $57,461.59 prior to termination.   The
agreement was terminated by the Company on April 10, 1998.

All salaries have been expensed in the appropriate financial statements.

Board of Directors Compensation.   Members of the Board of Directors may
receive an amount yet to be determined annually for their participation and
will be required to attend a minimum of four meetings per fiscal year.   To
date, the Company has paid $15,001 in directors' expenses.  Additionally, Mr.
Scheifley and Mr. Eskew each received 100,000 Common Shares.  Pursuant to a
Board of Directors vote on March 23, 1998, Mr. Samuel Fox was granted an option to purchase 250,000 Common Shares at a price of $.85 per Common Share, a discount from the $1.00 per Common Share value used for the other directors.
The discount is being expensed over his term as a director.  All expenses for meeting attendance or out of pocket expenses connected directly with their
Board representation will be reimbursed by the Company.  Director liability insurance may be provided to all members of the Board of Directors.


------------------------------------------------------
                    CERTAIN TRANSACTIONS
------------------------------------------------------

Stock Purchase Agreement.   On February 4, 1997, the Company and David
Womick, an officer and director of the Company entered into a Stock Purchase
Agreement with Jeff Foxworthy.   The Stock Purchase Agreement was negotiated
between the parties on an arm's length basis.   Based on those independent
negotiations which were held during the early formation stages of the
Company, Mr. Foxworthy purchase 2,500,000 Series A Convertible Preferred
Shares for the consideration of entering into the License Agreement and
Promotion Agreement which included an agreement to provide promotional
services valued by Mr. Foxworthy's agent at $50,000.   Mr. Foxworthy has only
provided services in accordance with his Promotional Agreement.   The
2,500,000 Series A Convertible Preferred Shares (and underlying Common
Shares) had registration rights.

Pursuant to the Stock Purchase Agreement, as a condition subsequent to the obligations of Mr. Foxworthy, the Company and Mr. Womick are obligated to obtain equity investments in the Company totaling at least $2,500,000 in gross capital less applicable, reasonable commissions from third party
investors by November 1, 1997.   This date was verbally extended until
March 1, 1998 and subsequently verbally extended June 30, 1998.   As of June
7, 1998, the Investment Capital has been raised and the Company elected to automatically convert the Series A Convertible Preferred Shares into Common
Shares in accordance with the terms of the Stock Purchase Agreement.
Accordingly, 2,904,722 Common Shares were issued to Mr. Foxworthy.  As with the Series A Convertible Preferred Shares, 968,241 Common Shares are subject to forfeiture, which number will be reduced by 16,137 Common Shares monthly on the first day of the month over the five year term of the Promotion
Agreement.  At September 27, 1998, 645,501 Common Shares remained subject to forfeiture. Mr. Foxworthy's interest in the Common Shares shall fully vest and no longer be subject to forfeiture upon a change of control of the
Company.

Contractual Obligations.   The Company has entered into a consulting contract
with Shannon/Rosenblum (an unaffiliated entity) to provide services relating
to the capitalization and promotion of the Company.   Shannon/Rosenblum was
issued 500,000 Common Shares as payment for these services.

The Company has entered into a consulting agreement with Little Pond
Enterprises, Inc. ("Little Pond") to assist the Company in its capitalization
and the obtainment of additional financing.   As partial  payment for
consulting services, the Company issued Little Pond 300,000 Common Shares.
Additionally pursuant to the consulting agreement, 200,000 Common Shares were
issued Erich Schmid, who subsequently became a director of the Company.    In
addition, Little Pond received cash compensation of $20,000.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------
The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually
and as a group.   Each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.




              Shareholdings at Date of
                   This Prospectus

                                                             Percentage of
                            Number & Class(1)                 Outstanding
Name and Address                  of Shares                   Common Shares

David Womick(1)(2)            4,382,500(I)                        38.93%
7 Stuyvesant                  1,550,000(D)                        13.77%
Asheville, NC 28803

Therese R. Womick(1)(2)       2,832,500                           25.41%
7 Stuyvesant
Asheville, NC 28803

John P. Williams(3)                   0                               0%
c/o Parallel Entertainment
8380 Melrose Avenue, Suite 310
Los Angeles, CA 90069

Erich K. and Marilyn K. Schmid  200,000                            1.76%
40 Spring Hollow Lane
Fairview, NC 28730

James E. Scheifley              100,000                             .88%
7436 Settlers Drive
Morrison, CO 80465

Samuel J. Fox                         0                               0%
c/o Blanc Williams
  Johnston & Kronstadt, LLP
1900 Avenue of the Stars,
  17th Floor
Los Angeles, CA 90067-4403

Jeffrey Foxworthy(4)          2,904,722                           25.80%
c/o Robert H. Bertstein
Bernstein & Bernstein
23901 Calabasas Road, Suite 1065
Calabasas, CA 91302

All Directors & Officers      5,400,000                           47.90%
as a group (5 persons)

(1)Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract,
arrangement, understanding, relationship or otherwise.   Unless otherwise
indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

 (2)Theresa R. Womick is married to David Womick, President and Director of
the Company.   Mr. Womick would be deemed to be the beneficial owner of the
Common Shares held by Theresa R. Womick.   Mr. Womick has given substantially
all of his non-forfeitable Common Shares received pursuant to his employment
contract to his wife.   He further intends to give her additional shares as
they become non-forfeitable. Mr. Womick further disclaims any interest in the shares held by Teresa R. Womick

(3)As further described below, Mr. Williams has 540,000 options to purchase 540,000 Common Shares of the Company. If the options are exercised, Mr. Williams would own, on a fully diluted basis, 4.49% of the Company's Common Shares.

 (4)The 2,500,000 Class A Convertible Preferred Shares originally issued to
Jeffrey M. Foxworthy have been converted to Common Shares.   As of September 27,
1998, 645,501 Common Shares remained forfeitable pursuant to the Stock
Purchase Agreement.

There are currently 1,687,500 options granted and outstanding. Except as noted below, all options are 100% vested.

Name and address      Stock options      Exercise Price     Expiration Date

John P. Williams(1)          540,000           $.50         December 31, 2007
c/o Parallel Entertainment
8380 Melrose Avenue, Suite 310
Los Angeles, CA 90069




Gary Nuell                   5,000            $1.00             July 13, 1999
c/o AirPlay
5055 Wilshire Blvd.
6th Floor
Los Angeles, CA 90036

Becky Grier                  30,000          $1.00            September, 2000
PLS, Inc.
P.O. Box 6065
Greenville, SC 29606

Bob Bernstein                50,000          $1.00                July 1999
23901 Calabasas Road
Suite 1065
Calabasas, CA 91302

Samuel J. Fox(1)            250,000           $.85             December 2002
c/o Blanc Williams
  Johnston & Kronstadt, LLP
1900 Avenue of the Stars,
  17th Floor
Los Angeles, CA 90067-4403

The Wall Street Group        50,000          $2.50               June 2003
32 E. 57th Street
New York, NY 10022

OTC Communications Corp.    100,000         $3.00                May 2002
1040 Great Plan Avenue
Needham, MA 02192

Jay Foxworthy               125,000         $1.96(3)           February 2003
High Cotton
808-B Pickens Industrial Drive
Marietta, GA 30062

Children of the Night        10,000         $1.96(3)           February 2003
c/o Blanc Williams
  Johnston & Kronstadt, LLP
1900 Avenue of the Stars,
  17th Floor
Los Angeles, CA 90067-4403

Duke University             100,000         $1.96(3)           February 2003
Durham, NC 27708

Diabetes Research Institute  40,000         $1.96(3)           February 2003
  Foundation, Inc.
3440 Hollywood Boulevard, Suite 100
Hollywood, FL 33021

Bob Baydale                 160,000         $2.65             March 31, 2001
841 Little Leaf Court
Orlando, FL 32835

John R. Geise                10,000         $2.55             May 27, 2001
Highway 61 N.E.
Lancaster, WI 53813

Fred Glaser                  40,000         $2.65             March 31, 2001
5715 Major Boulevard
Orlando, FL 32819

Ray E. Justice, Sr.         160,000         $2.65              May 5, 2001
3421 Dogwood Drive
Hapeville, GA 30354

Jim Kemps                    5,000          $2.55              May 27, 2001
417 Golf View Lane
Lancaster, WI 53813

Charlotte Lagman             2,500          $2.55              May 27, 2001
1380 Country Club Court
Platville, WI 53818

Les Mack                    10,000          $2.55              May 27, 2001
617 Carleton Drive
Lancaster, WI 53813

 (1)The options granted to Mr. Williams in connection with his consulting agreement were to have been issued in February 1997.  However, it was determined that the exercise price was incorrectly described in the
agreement.   When the mistake was detected, the Board of Directors agreed to modify the original option to more accurately reflect the intent of the
parties to the agreement.   Although the options were effective July 22,
1997, the option price was based on a value that more closely approximated the value of the shares at the time of the original agreement and was in fact in excess of the valuation assigned in February 1997 which was $.10 per share.


The options issued to Mr. Williams vest at the rate of 15,000 per month.   At
September 27, 1998, 225,000 options were vested.

(2)The options granted to Mr. Fox were at a discount of the then market price
of $1.00 per Common Share.   The difference is being expensed over the term
of Mr. Fox's services as a director.

(3)Granted at 85% of the then market price of $2.31 per Common Share.


----------------------------------------------------------
           SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

The Company currently has 11,258,991 shares of Common Stock outstanding.
Other securities that may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities"
and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended.  Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.  The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited.
Nonaffiliates may each sell without limitation shares held for three years.
The Company will make application for the listing of its Shares in the over-
the-counter market.  Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a market
develop.   Prior to this offering, there has been only a limited market for
the Common Stock of the Company.   The effect, if any, of a public trading
market or the availability of shares for sale at prevailing market prices
cannot be predicted.   Nevertheless, sales of substantial amounts of shares
in the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
----------------------------------------------------------

The Company's common stock is traded in the over-the-counter market and listed on the NASDAQ Bulletin Board under the symbol "RDNK.

The  following  table  sets forth the range of high and low bid quotations for the  Company's  common stock for each quarter since commencement of
trading (December 1997, as reported  by  the OTC Bulletin Board.   The
Company's market makers are Olsen Payne, Hill, Thompson, Magib & Co.;
Paragon; Sharpe Capital, Inc.; GZR Company; Security Investment Company of
Kansas City; Herzog, Heine, Geduld; J. Alexander Securities; North American
Institutional Brokers; William V. Frankel & Company. The quotations represent inter-dealer prices without retail markup,  markdown  or  commission, and may not necessarily represent actual transactions.


            Quarter  Ended             High  Bid          Low  Bid

              12/31/97                   3.625               2.875
               3/31/98                   3.50                1.937
               6/30/98                   4.062               2.187
               9/27/98                   3.562                1.25


The Company has never paid any cash dividends nor does it intend, at this time, to make any cash distributions to its shareholders as dividends in the near future.

As of September 27, 1998, the number of holders of Company's common stock is 76.
			.
Broker-Dealer Sales of Company Securities." The Company has listed its
Common Shares, at least initially, on the OTC Bulletin Board and intends to seek a listing on NASDAQ Small Cap Market upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, the Company will
not meet the requirements for a NASDAQ Small Cap Market listing.   As of
February 23, 1998, the requirements for a NASDAQ listing are net tangible assets of $4,00,000 or market capitalization of $50,000,000 or net income (in latest fiscal year or 2 of last 3 fiscal years) of $750,000, a public float of 1,000,000 Common Shares, a market value of the public float of
$55,000,000, a minimum bid price of $4.00 per share, three market makers, 300 round lot shareholders, an operating history of one year or a market capitalization of $50,000,000 and compliance with corporate governance. The
OTC Bulletin Board has no quantitative written standards and is not connected
with the NASD.    Until the Company obtains a listing on the NASDAQ Small Cap
Market, if ever, the Company's securities may be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors

(generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated
copy of the written statement.   A penny stock means any equity security
other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;
(iii) that has a price of five dollars or more or . . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this
Offering to sell their shares in the secondary market.   See "Market for
Registrant's Common Equity and Related Stockholder Matters - Broker-Dealer Sales of Company's Securities."

------------------------------------------------------
           MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION
------------------------------------------------------

Trends and Uncertainties. Demand for the Company's products, franchises and success of its restaurants will be dependent on, among other things, market acceptance of the Company's concept, the quality of its food products and restaurant operations and general economic conditions which are cyclical in nature. Inasmuch as a major portion of the Company's activities is the receipt of revenues from the sales of its products, the Company's business operations may be adversely affected by the Company's competitors and prolonged recessionary periods.

Capital and Source of Liquidity. The Company requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans. Initial working capital has been obtained from the initial sale of the Company's common shares in July 1997 for $.75 per share which raised $156,000, an offering netting approximately $899,000 for 920,000 shares of common stock at $1.00 per share pursuant to Regulation D, Rule 504, and additional capital of $775,000 from the subsequent sale of common stock. The Company also raised a net of $1,028,810 in August and September 1998 from the sale of Series 1 Secured Convertible Debentures Due 2001. The Debentures bear interest at 5% per annum, payable quarterly, and are convertible into common stock at the lesser of $2.51 or 70% of the average closing bid price for the preceding 5 consecutive trading days.

Additionally, since inception the Company has issued 2,500,000 Series A Convertible Preferred Shares (for promotional services valued at $50,000), founders stock of 5,100,000 common shares and 1,526,436 common shares for various services with an aggregate value of approximately $451,000. The 2,500,000 Series A Preferred Shares were converted into common stock by the Company in June 1998 in accordance with the preferred stock agreement upon obtain certain capitalization thresholds.

For the nine months ended September 27, 1998, the Company purchased office and restaurant equipment totaling $119,337 and received proceeds from disposal of equipment of $1,200. The Company also invested an additional $15,000 in a joint venture with Pigs-R-Us and paid expenses of approximately $28,000 which are to be reimbursed by the joint venture. The Company has also paid an additional earnest money deposit of $796,000 toward a potential restaurant chain acquisition and had an increase in other assets of $123,000. As a result of these activities, the Company used cash for investing activities of approximately $1,080,000 for the nine months ended September 27, 1998.

For the nine months ended September 30, 1997, the Company purchased office and restaurant equipment of $9,000, paid an earnest money deposit of $50,000 toward the potential business acquisition, and had an increase in other assets of $53,000. As a result of these activities, the Company used cash for investing activities of approximately $112,000 for the nine months ended September 30, 1997.

For the nine months ended September 27, 1998, the Company received proceeds from short-term borrowings of $37,000 of which $22,000 has been repaid. The Company also received proceeds of $775,000 from the sale of an additional 428,500 shares of common stock and raised $1,028,810 from the sale of $1,275,000 of Series 1 Secured Convertible Debentures Due 2001. As a result of these activities, the Company reported net cash provided by financing activities of $1,818,810 for the nine months ended September 27, 1998.

For the nine months ended September 30, 1997, the Company received proceeds from short-term borrowings of $50,000, which was repaid. The Company also received proceeds from the sale of stock for $117,000 and $500,000 in stock subscription deposits for shares sold pursuant to Regulation D, Rule 504 which were issued in October 1997. As a result, the Company reported net cash provided by financing activities of $617,000 for the nine months ended September 30, 1997.

The Company began selling its sauces through Wal-Mart Supercenters in December 1997 and through a regional grocery chain in the third quarter of 1998. Capital is needed to finance the production of inventory and receivables for approximately 30 days of sales.

In March 1998, the Company, through its joint venture partner, Pigs-R-Us, opened its first restaurant, a Foxworthy's Bar-B-Q. As of September
27, 1998, the Company had contributed $50,000 to the joint venture. Additionally, the Company has spent considerable funds in continuing to refine the products, including the gift shop selections, at this unit. A portion of such costs incurred directly for the benefit of the joint venture has been billed to the joint venture. All other costs have been expensed or have been capitalized as development costs. The Company plans to acquire the remaining interest in the joint venture in the fourth quarter of 1998 pursuant to an agreement with its joint venture partner whereby shares of common stock will be issued after the completion of an audit. The Company has agreed to manage the operations until the final audit is complete and the shares of common stock have been issued.

In March 1998, the Company entered into an agreement to acquire Woody's Bar-B-Q restaurants, a 33-unit chain based in Jacksonville, Florida. The chain includes seven company operated and 26 franchised and licensed locations. The Company expects to pay $2,000,000 in cash plus issuing approximately $3,400,000 of Convertible Promissory Notes bearing interest at 10% and maturing in one year, subject to adjustment based upon a closing audit. The Notes will be convertible into shares of common stock at the lower of $2.93 per share or the average daily closing bid prices for the 30 days prior to conversion. The Company is attempting to raise the required cash through a private placement of convertible debentures and other sources. The Company authorized the issuance of up to $3,000,000 in aggregate principal amount of Series 1 Secured Convertible Debentures Due 2001. The Debentures bear interest at 5% per annum, payable quarterly, and are redeemable after two years at 125% of the principal amount so sold. The Debentures are convertible at the lower of $2.51 or the average closing bid price of the common stock for the 5 previous trading days multiplied by 70%. In August and September 1998, the Company sold $1,275,000 of Series 1 Secured Convertible Debentures Due 2001. No assurance can be made that the financing can be completed or that the closing will occur.

In February 1998, the Company also entered into an agreement to acquire the leasehold interest and equipment of an existing barbecue restaurant in Asheville, North Carolina that is being converted to a Foxworthy's Smokehouse Grill and will serve as the Company's training and product development center for this restaurant concept. In addition, the former owners signed a five year noncompete agreement. The Company acquired these tangible and intangible assets by issuing $670,000 worth of Company's common stock and expects to spend approximately an additional $210,000 on the conversion. The unit is expected to open in the fourth quarter of 1998.

The Company needs to raise approximately $1,200,000 to complete the acquisition of Woody's. Additionally, the Company needs working capital for corporate expenditures of approximately $1,000,000 or more over the next 12 months to fund the ongoing development of the Company's business plan. Upon completion of the Woody's acquisition, the Company will have completed its capital requirements for its operations development phase. Additional capital may be required for future restaurant development and/or future acquisitions that may become available. The Company intends to pursue expansion by internal growth or acquisition, as capital and business opportunities become available.

Results of Operations. For the nine months ended September 27, 1998, the Company had a net loss of $1,597,959. This loss resulted from continued selling, general and administrative expenses incurred prior to the generation of significant revenues from restaurant or franchise operations, or from product sales. Net sales for the nine months were primarily from the sale of food products and merchandise through various distribution networks. No significant revenues from restaurant or franchise operations have been produced for the period ended September 27, 1998.

In the nine months ended September 27, 1998, the Company recognized unearned services received from stock previously issued for $13,500, expenses of $5,625 for stock options previously granted at a discount, depreciation and amortization expense of $16,010 and a loss on disposal of equipment of $1,141. The Company also issued shares of common stock valued at $207,060 for services provided and expensed. Operationally, the Company had a increase in accounts receivable of $5,498, a decrease in prepaid expenses and other assets of $83,567, an increase in inventories in anticipation of opening a new unit in Asheville, NC of $65,032, and an increase in accounts payable of $252,345 resulting from ongoing expenses, including continued product and restaurant design and development and the administrative costs associated with the assumption of the management of Woody's, without generating substantial revenues. Accrued expenses decreased by $28,818 primarily from the payment of salaries accrued in 1997 for the president and two other officers. As a result, for the nine months ended September 27, 1998, the Company reported net cash used by operating activities of $1,118,059.

For the nine months ended September 27, 1998, the Company has net sales of $290,346 and cost of sales of $193,614, reflecting the expected high cost of sales on product and food sales during the early phases. Selling, general and administrative expenses of $1,698,217 consisted primarily of compensation and benefits of $427,674, consulting expenses of $303,132, contract services of $128,348, insurance of $52,506, marketing of $100,751, professional fees of $173,612, restaurant development expense of $196,526, and travel and stockholder relations of $200,235. These expenses continue to be significant as the Company attempts to attract additional equity and debt financing and to develop and implement its initial business plan.

For the nine months ended September 30, 1997, the Company had a net loss of $405,947. This loss occurred during the initial start up period of the Company. The Company issued shares of common stock valued at $207,190 in exchange for services. Because of the start up nature during this period, the Company experienced an increase in prepaid expenses and other assets of $119,559 primarily related to prepaid insurance and consulting fees. Accounts payable increased by $5,513 and accrued expenses increased $68,655 for accrued payroll cost. As a result, for the nine months ended September 30, 1997, the Company reported net cash flow used by operating activities of $243,898.

For the nine months ended September 30, 1997, the Company generated no revenues during this initial period of operations. The Company had selling, general and administrative expenses of $405,796, which consisted of compensation and benefits of $102,458, consulting expenses of $80,000, contract services of $117,349, directors' fees of $15,000, and professional fees of $45,786. The expenses were incurred as the Company hired its initial personnel, engaged professionals to assist with the development of its operating concepts and started its search for potential investors.

Plan of Operation. The Company is not delinquent in any of its obligations even though the Company has generated limited operating revenues. However, the Company is currently outside of normal vendor terms and continues to negotiate with vendors while the management continues its efforts to raise capital. The Company intends to market its products utilizing cash made available from the private and public sale of its securities. The Company's management is of the opinion that revenues from the sale of its products, the revenues from the opening of the Asheville, North Carolina restaurant and the proceeds of the sales of its securities will be sufficient to pay its expenses until additional restaurants can be added pursuant to the initial business plan.

On a long term basis, the Company's liquidity is dependent on continuation and expansion of operations, revenue generation, additional infusions of capital and potential debt financing. Company management believes that additional capital and debt financing in the short term will allow it to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain the needed additional equity or debt financing in the future.

GENERAL - YEAR 2000 ISSUES.   The Company has established a plan to address
Year 2000 issues. This plan encompasses the phases of awareness, assessment, renovation, validation and implementation. These phases will enable the Company to identify risks, develop action plans, perform adequate testing and determine if its processing systems will be Year 2000 ready. Successful implementation of this plan are expected to mitigate any extraordinary expenses related to the Year 2000 issue. The Company has a reasonable basis to preclude that the Year 2000 issue will not materially affect future financial results, or cause reported financial information not to be necessarily indicative of future operating results or future financial conditions. This basis is due to the fact that the Company has or is installing all new information technology systems, including computer hardware and software which are Year 2000 compliant. This is the first generation of equipment and software for the Company since it has just recently began operations. It also plans that restaurant operations as they begin will utilize state of the art point of sale equipment.

The Company plans to contact all material customers, vendors, suppliers and non-information technology suppliers regarding their Year 2000 state of readiness. This process will be conducted over the next six to nine months. No assurance can be given that the Year 2000 compliance plan will be completed successfully by the Year 2000. The Company's current contingency plan is simplistic and involves operating on a manual basis for a short period of time without interruption of service or quality.

Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events. These events are inherently uncertain, including the progress and results of vendors, suppliers and customers Year 2000 readiness.


----------------------------------------------------------
                       TERMS OF OFFERING
----------------------------------------------------------

Plan of Distribution. The Selling Shareholders may sell the Common Shares offered hereby in one or more transactions (which may include "block" transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such
prevailing market prices or at negotiated prices.   The Selling Shareholders
may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Common Shares for whom they my
act as agent or to whom they may sell as principals, or both.   The Selling
Shareholders and any agents, dealers or underwriters that act in connection with the sale of the Common Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

There are not any current or future plans, proposals, arrangements or understandings by any Selling Shareholders to distribute their registered shares of Common Stock of the Company to their respective outstanding shareholders or partners.

There are not any plans, arrangements or understandings by any Selling Shareholders to sell their registered shares of Common Stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

The Company will receive no portion of the proceeds from the sale of the Common Shares by the selling shareholder and will bear all of the costs relating to the registration of this Offering (other than any fees and
expenses of counsel for the Selling Shareholders).   Any commissions,
discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Common Shares will be borne by the Selling Shareholders.

Offering Procedure.   This Offering will terminate on or before
September 30, 1999. In the Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than December 31, 1999.


--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
--------------------------------------------------------------

Qualification.   The following statements constitute brief summaries of the
Company's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.

The Company's articles of incorporation authorize it to issue up to
100,000,000 Common Shares, $.001 par value per Common Share.   The Common
Shares purchased in this Offering will be fully paid and non-assessable. The Corporation is authorized to issue Two Million Five Hundred Thousand (2,500,000) Series A Convertible Preferred Shares, par value $.001 per share.

Common Stock. The Company's articles of incorporation authorize it to issue up to 100,000,000 Common Shares, $.001 par value per Common Share. All outstanding Common Shares are legally issued, fully paid and non-assessable.

   Liquidation Rights.   Upon liquidation or dissolution, each outstanding
Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities.

   Dividend Rights.   There are no limitations or restrictions upon the
rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

   Voting Rights.   Holders of Common Shares of the Company are entitled to
cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common Shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

Preferred Stock.   The Corporation is authorized to issue Two Million Five
Hundred Thousand (2,500,000) Series A Convertible Preferred Shares, par value
$.001 per share.   The rights, preferences, privileges and restrictions
granted to and imposed on the Common Shares and the Preferred Shares are identical in all respects, except that the holders of the Preferred Shares have certain conversion rights and a liquidation preference as set forth below.

   A.  Liquidation Preference.
          1. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price for which such share was originally issued, as adjusted for any stock
dividends, combination or splits with respect to such shares.   If upon the
occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of Series A Convertible Preferred Shares in proportion to the number of shares of Series A Convertible Preferred Stock owned by such holder.

          2. After payment has been made to the holders of the Series A Preferred Shares of the full amounts to which they shall be entitled, then the entire remaining assets and funds of the corporation legally available
for distribution, if any, shall be distributed as follows:   Two thirds (2/3)
to the holders of the Common Shares and one third (1/3) to the holders of the Series A Convertible Preferred Shares.

    B.    Conversion.   The Series A Preferred Shares shall be automatically
convertible upon the effective date (the date on which the amount of additional capital first equals or exceeds $2,500,000) into the number of converted shares that shall constitute thirty-three and one third percent of the outstanding shares of Common Stock on an as-converted basis (that is, assuming the concurrent conversion into Common Stock of all outstanding
Shares (excluding the Series A Preferred Shares).   The Series A Preferred
Shares are convertible into classes or series of stock based on what classes or series of stock are outstanding at the time of conversion.

Transfer Agent.    Florida Atlantic Stock Transfer shall act as the Company's transfer agent.



-----------------------------------------------------------
                    LEGAL MATTERS
-----------------------------------------------------------
The due issuance of the Common Shares offered hereby will be opined upon for the Company by J. M. Walker, Attorney-At-Law, in which opinion Counsel will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Delaware, as amended and the representations by the management of the Company that appropriate action under Delaware law has been taken by the Company.


--------------------------------------------------------
                 LEGAL PROCEEDINGS
--------------------------------------------------------

The Company had retained Harland Adams Spice Company to assist the Company in the development and distribution of products expected to be developed that are related to the menu and concept. This relationship has been canceled and may need to be settled or arbitrated.

The Company has become aware that its use of the term "Backyard" BBQ may be restricted or terminated due to the potential confusion with other businesses containing the term "Backyard." The Company does not believe the possibility of removing "Backyard" from its trademark will materially effect its business or appeal to customers.

Two former officers of the Company have sued the Company and David and Theresa Womick, individually, claiming breach of contract of their employment agreements because of early termination. Each claims damages of $250,000
plus attorneys' fees.   Additionally, they claim certain interest in the
stock of the Company and desire to limit any sale, pledging or other
conveyance of the Womick's shares of stock.   The Company strongly denies
these charges and intends to vigorously contest this lawsuit and does not expect the outcome to have a material impact on the Company.

The Company is not a party to any other legal proceedings nor is the Company aware of any other disputes which may result in legal proceedings.


--------------------------------------------------------
                              EXPERTS
--------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Crisp Hughes & Evans, LLP Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.

The audited financial statements of Woody's Bar-B-Que included in this Prospectus have been so included in reliance on the report of Tubbs and Bartnick, P.A. Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


--------------------------------------------------------
        	               INTERESTS OF NAMED
                        EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the Prospectus are affiliated with the Company.

The following financial statements required by Item 310 of Regulation S-B are furnished below

Independent Auditor's Report
Balance Sheet as of December 31, 1997
Statement of Operations for the Period from Inception to December 31, 1997. Statement of Cash Flows for the Period from Inception to December 31, 1997. Statement of Changes in Stockholder's Equity for the Period
From Inception to December 31, 1997.
Notes to Financial Statements

Balance Sheet as of September 27, 1998
Statement of Operations for the Period ended September 27, 1998.
Statement of Cash Flows for the Period ended September 27, 1998.
Notes to Financial Statements

Pro Forma Financial Statements
Pro-forma Balance Sheet as of September 27, 1998
Pro-forma Income Statement for the Nine Months ended September 27, 1998 Pro-forma Income Statement for the year ended December 31, 1997
Notes to Pro Forma Financial Statements

Woody's Financial Statements

Independent Auditor's Report
Consolidated Balance Sheet as of December 28, 1997
Consolidated Statement of Operations for the Year ended December 28, 1997. Consolidated Statement of Stockholder's Equity for the Year
   ended December 28, 1997
Consolidated Statement of Cash Flows for the Year ended December 28, 1997. Notes to Financial Statements

Condensed Balance Sheet as of September 27, 1998
Condensed Statements of Operations and Accumulated Deficit for the Nine
   Months Ended September 27, 1998 and September 30, 1997
Condensed Statements of Cash Flows for the Nine Months Ended September 27, 1998 and September 30, 1997
Notes to Unaudited Condensed Financial Statements

Crisp
Hughes
Evans               Certified Public Accountants and Consultants
                            Independent Auditors' Report




Board of Directors
Redneck Foods, Inc.
Asheville. North Carolina


We have audited the balance sheet of Redneck Foods. Inc. (A Development Stage Company) as of December 31, 1997, and the related statements of operations changes in stockholders' equity and cash flows for the period from inception (January 31, l997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to issue an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis. evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redneck Foods, Inc. (A Development Stage Company) as of December 31. 1997 and the results of its operations and its cash flows for the period from inception (January 31, 1997) through December 31. 1997, in conformity with generally accepted accounting principles.

Crisp Hughes Evans LLP


Asheville. North Carolina
March 24, 1998

REDNECK FOODS. INC
(A Development Stage Company)
Balance Sheet
December 31, 1997

Assets
Current assets:
  Cash and cash equivalents                          $   397,124
  Accounts receivable                                     98,857
  Inventories                                              1,680
  Prepaid expenses                                        67,122
    Total current assets                                 564,783

Office equipment,
  net of accumulated depreciation of $l.004               34,107

Other assets:
  Investment in joint venture                             35,000
  Prepaid expenses and other assets                      183,957
    Total other assets                                   218,957
    Total assets                                     $   817,847
Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payables                                  $   149,992
  Accrued expenses and other liabilities                  72,087
  Total Current Liability                            $   222,079

Stockholders' equity:

Convertible Preferred stock  ($.00l par value,
    2,500,000 shares authorized; 2,500,000 outstanding
    at December 31, 1997)                                  2,500
  Common stock ($.001 par value, 100,000,000 shares
    authorized; 7,592,000 shares issued and outstanding
    at December 31.1997)                                   7,592
  Paid-in capital                                      1,299,768
  Deficit accumulated during development stage          (655,592)
  Unearned services                                      (58,500)
     Total stockholders equity                           595,768
     Total liabilities and stockholders' equity      $   817,847

See accompanying notes to financial statements.

REDNECK FOODS, INC.
(A Development Stage Company)

Statement of Operations

For the Period from Inception (January 31, 1997) through
  December 31. 1997

Net Sales                                           $    98,857

Cost of goods sold                                       67,153

    Gross profit                                         31,7O4

Expenses:
  General and administrative                            692,808

    Loss from Operations                               (661,104)

Other income (expenses:):
Interest income, net                                      5,512

    Loss before income tax benefit                     (655,592)

Income tax benefit                                            -

    Net loss                                           (655,592)
Basic net loss per common share                            $.12
Weighted average common shares outstanding            5,693,000

See accompanying notes to financial statements.

REDNECK FOOD, INC.
(A Developmental State Company
Statement of Changes in Stockholders' Equity
For the Period from Inception (January 31, 1997 through December 31,
1997

                                      Convertible   Preferred Stock
                                      Number of
                                      Shares               Amount
Issuance of convertible preferred                         $
  Stock for services, February 1997
  At $.02 per share                     2,500,000          2,500

Balance at December 31, 1997            2,500,000          2,500

                                Common Stock
                            Number of                  Paid-in
                            Shares        Amount       Capital
Issuance of common stock                $             l
  For services, February
  1997 at $.02 per share    5,100,000      5,100       96,900

Issuance of common stock
 For services, June 1997
 at $.10 per share          1,000,000      1,000       99,000

Issuance of common stock
 For services, June 1997
 at $.10 per share            416,000        416       41,184

Proceeds from sale of
 Common stock, July 1997
 At $.75 per share            156,000        156      116,844

Net proceeds from sale of
 common stock, October 1997
 at $1.00 per share           920,000        920      897,715

Services earned for stock
 Options granted at below
 Market value                   --            -           625

Balance at December 31,
 1997                       7,592,000     7,592     1,229,768


                         Deficit
                       Accumulated
                         during
                       Development      Unearned
                         Stage          Services       Total

Issuance of convertible  $             $              $
 Preferred Stock for
 services, February 1997
 At $.02 per share                      (50,000)

Issuance of common stock
  For services, February
  1997 at $.02 per share               (102,000)

Issuance of common stock
 For services, June 1997
 at $.10 per share                     (100,000)

Issuance of common stock
 For services, June 1997
 at $.10 per share                      (41,600)

Proceeds from sale of
 Common stock, July 1997
 At $.75 per share                                    117,000

Net proceeds from sale of
 common stock, October 1997
 at $1.00 per share                                   898,635

Services earned for stock
 Options granted at below
 Market value                                             625


Net Loss                 (655,592)         -         (655,592)

Amortization of unearned
Services                               235,100        235,100

Balance at December 31,
  1997                   (655,592)     (58,500)       595,768


REDNECK FOODS. INC.
(A Development Stage Company)

Statement of Cash Flows

For the Period from Inception (January 31,1997) through December 31, 1997
Operating activities;
  Net loss                                        $  (655,592)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
  Amortization of services received from
    stock issuance                                    235,l00
  Expense recognized for stock options granted            625
   Depreciation                                         l,004
  Changes in operating assets and liabilities:
    (Increase) in accounts receivable                 (98,857)
    (Increase) in inventories                          (1,680)
    (Increase) in prepaid expenses                    (67,122)
    (Increase) in other assets                       (149,957)
    Increase in accounts payable                      149,992
    Increase in accrued expenses and
      other liabilities                                72,087
      Net cash used by operating activities          (514,400)

Investing activities:
  Purchase of office equipment                        (35,111)
  Investment in joint venture                         (35,000)
  Increase in other assets, escrow deposit            (25,000)
    Net cash used by investing activities             (95,111)

Financing activities:
  Proceeds from short-term borrowings                  50,000
  Repayment of short-term borrowings                  (50,000)
  Prepayment of secondary offering expenses            (9,000)
  Proceeds from sale of common stock, net           1,015,635
    Net cash provided by financing activities       1,006,635
    Increase in cash and cash equivalents             397,124
Cash and cash equivalents at inception                      -
Cash and cash equivalents at end of period        $   397,124
Noncash investing and financing transactions:
Stock issued for services                         $    58,500

See accompanying notes to financial statements.

REDNECK FOODS, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 1997

1.  Organization

Nature of Operations - Redneck Foods. Inc. (the "Company") is a development stage company that was incorporated on January 31, 1997 in the state of Delaware. The Company currently intends to acquire and operate barbecue restaurants to be known as "Foxworthy's Smoke House Grill" or "Foxworthy's Backyard Bar-B-Q". It plans to initially acquire existing barbecue restaurants for conversion to one of the two restaurant concepts. The Company also intends to produce, market, and distribute food products using the "Foxworthy" name. Operations to date have consisted of the efforts to negotiate agreements with Jeff Foxworthy and raise the initial capital necessary to fund sales and marketing efforts, research and development of food products, inventory and initial start-up expenses. The Company has elected to end its fiscal year on December 31.

2.  Summary of Significant Accounting Policies

The following is a summary of the more significant accounting policies used in the preparation of the accompanying financial statements.

Basis of Presentation - The accounting principles followed by the Company and the methods of applying these principles conform with the generally accepted accounting principles (GAAP) and with general industry practices.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash includes cash on hand and deposits at financial institutions with an initial maturity of three months or less. At time the Company has cash and cash equivalents which are not covered by federal deposit insurance. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Inventories - Inventories are stated at cost determined by the first-in first-out (FIFO) method.

Office equipment - Office equipment is carried at cost less accumulated depreciation. Depreciation is provided for financial reporting purposes principally on the straight-line basis over the estimated useful lives of the respective assets.

Repairs and maintenance are charged to earnings as incurred. Expenditures for renewals and betterments are capitalized. The assets and accumulated depreciation accounts are relieved of the gross amounts with respect to items replaced, retired or disposed of otherwise. Gains and losses from disposals are reflected in operations.

Organizational Cost- The organizational cost will be amortized on a straight-line basis over five years after the first store commences Operations.

Income Taxes - The Company utilizes the liability method of computing income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax liabilities and assets are established for future 'ax return effects of temporary differences between the stated value of assets and liabilities for reporting purposes and their tax basis adjusted for tax rate changes. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of operations effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided upon actual tax liability incurred for tax return purposes.

Stock-Based Compensation - Transactions in which goods or services are the consideration received for the issuance of equity instruments have been accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Transactions with employees and non-employee directors have been accounted for within the scope of APB Opinion 25.

Net loss per Common Share - Basic net loss per common share was computed by dividing the net loss by the weighted average number of common shares outstanding during the period in accordance with Statement of Financial Accounting Standards No. 128. "Earnings Per Share" (SFAS 128). Net loss available to the common stockholders for the basic loss per share computation is the net loss report in the statement of operations. The conversion of the convertible preferred stock and stock equivalents for the stock options would have no dilutive effect, therefore only the basic net loss per share has been presented.

Impact of New Accounting Pronouncement - During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 provides accounting and reporting standards for displaying comprehensive income and components of comprehensive income n a complete set of financial statements. SFAS 130 addresses reporting and display only and is effective for fiscal years beginning after December 15, 1997. The adoption of SEAS 130 is not expected to have a material impact on the Company's financial statements.

3.  Prepaid Expenses
Prepaid expenses consist of the following:

Prepaid insurance                           $  17,122
Prepaid consulting                             50,000
   Total                                       67,122

Prepaid consulting is cash payments on two consulting agreements for which services are anticipated to be provided during the next twelve months. The portion of these prepayments for services which will be fulfilled after that time have been classified as other assets.

4.  Investment in Joint Venture

The Company has entered into a joint venture with Pigs "R" Us, Inc. (A Florida Corporation) to be called 'Redneck Pigs Joint Venture l". The sole purpose of the joint venture is create a single barbecue restaurant on property under lease by Pigs "R" Us. The parties agreed to convert the venture into a limited liability company as soon as practicable and to jointly plan, operate and own the pilot restaurant. The Company will sublicense to the venture certain rights under its license agreement and contribute capital. The Company has contributed $35,000 to this joint venture. The Company will own a 10% interest in the venture and therefore the investment will be accounted for using the cost method. The Company shall be paid a consulting fee of 3% of gross sales in addition to its available distributions based on its ownership interest. Certain options and rights for both parities in the joint venture are established by the contractual agreement.

5.  Other Assets

Included in other assets are prepaid expenses and other assets consist of the following:
  Escrow deposit                                       $  25,000
  Organization cost 	                                3,000
  Product/Restaurant design expenses                      99,853
  Prepaid offering expense                                 9,000
  Prepaid consulting                                      45,000
  Deposits and other prepaid expenses                      2,104
     Total                                               183,957

The escrow deposit was made in connection with negotiations with a barbecue restaurant chain which the Company is currently seeking to acquire.

6.  Accrued expenses and other liabilities

Salaries and wages have been accrued for certain executives of the Company under their employment agreements. These accrued salaries and wages will be paid upon the acquisition of $2.5 million in initial capital. Currently, the Company has included in accrued expenses and other liabilities approximately $59,000 in unpaid salaries and related payroll taxes under these agreements.

7.  Income Taxes

The Company plans to file its federal and State income tax returns on a calendar year basis. No provision for income tax benefit has been provided for in the accompanying statement of operations because of the Company's uncertainty regarding the utilization of its operating losses. Accordingly, a valuation allowance for the deferred tax asset has been recognized at December 31, 1997.

The difference between actual income tax benefit and the amount computed by applying the federal statutory income tax rate of 34% to loss before income tax benefit is reconciled as follows:
  Computed income tax benefit                  $      (223,000)
  (Increase) decrease resulting from:
    Nondeductible compensation cost recognized for
      financial statement purposes                      36,000
    Valuation allowance for net operating losses       187,000
  Actual income tax benefit                    $          -

At December 31, 1997, deferred tax assets consist primarily of net operating losses accumulated since inception. The following summarizes the expected tax consequences of future taxable events due to differences in bases of assets and liabilities for financial reporting and income tax purposes as of December 31, 1997.
  Gross deferred tax asset                      $     (187,000)
  Less valuation allowance                             187,000
    Net deferred tax asset                      $         -

At December 31, 1997, the Company has net operating losses of approximately $545,000 which will expire 2012.

8.  Stockholder' Equity

Convertible Preferred Stock - In February 1997, the Company entered into an agreement which was contractually valued at $50,000 for the use of Jeff Foxworthy's name and character. The agreement contains a license agreement as well as a promotional agreement. The license agreement allows the Company to use his character and name in its marketing efforts. This agreement has a term of fifty (50) years. The promotional agreement states that Mr. Foxworthy will provide a certain number of promotional appearance over a five year period. The entire value of the contract has been assigned to the promotional agreement and is currently reflected as unearned services in stockholders equity on the accompanying balance sheet and will be expensed as promotional services are provided.

In consideration for this agreement, the Company issued 2,500,000 shares of Class A convertible preferred stock to Mr. Foxworthy. These shares are convertible into common stock once initial capitalization of $2.5 million is reached. The conversion ratio is equal to twenty-five percent of the outstanding shares of common stock on an as converted basis. Upon the execution of the agreement 1,666,667 shares of the preferred stock were non-forfeitable by Mr. Foxworthy and the residual 833,333 shares shall become non-forfeitable ratably over the next five years as the promotional agreement is satisfied. The convertible preferred stock issued was valued at S.02 per share.

Common Stock - In February 1997, the Company entered into an agreement to sell 5,100,000 shares of founders stock to David Womick which was assigned a value of $.02 per share. In lieu of cash payment and in consideration for the stock purchased by him from the Company, Mr. Womick agreed to be the Company's Chief Executive Officer for a period of five years. The employment services to be rendered have been valued at $102,000 and will be recognized as compensation in the accompanying statement of operations as earned. Of the total 5.1 million shares issued, 3.4 million shares are not subject to forfeiture and the remaining 1.7 million shares subject to forfeiture are reduced ratably on the first day of each month over a three year period.

In June 1997, the Company entered into two consulting contacts that provided for the issuance of 1,000,000 shares of common stock in lieu of cash for consulting services to be rendered. The consulting contracts established a fair market value conversion rate for the services at $.10 per share. One of the parties to the consulting contracts subsequently became a director of the Company. The 200,000 shares issued to this director have been earned and is restricted common stock pursuant to Rule 144 of the Securities and Exchange Act of 1933 (the "Act").

In June 1997, the Company also issued restricted stock pursuant to the Act in consideration for directors fees and services in accordance with various employment contracts. The aggregate shares issued under these agreements constituted 416,000 shares of common stock and were valued at $.10 per share
commensurate with the external consulting contracts.   Shares issued to
officers have been expensed as services were provided.


In July 1997, the Company sold 156,000 shares of stock to various individuals for cash at $.75 per share to raise start-up capital. All of the shares of stock sold have been classified as restricted stock. There was no cost associated with raising this start-up capital.

The Company has issued in aggregate 772,000 shares of common stock which are restricted for two years pursuant to Rule 144 of the Act. These restricted shares allowed the Company to qualify for an exemption from the registration requirements of the Act and thus file an offering under Rule 504 of Regulation D as noted below.

In October 1997, the Company completed an offering under Rule 504 of Regulation D of the Act and sold 920,000 shares of common stock at $1.00 per share. The costs associated with raising this capital was approximately $21,000.

9.  Stock Options

The Board of Directors has from time to time decided at its discretion to issue stock options to various individuals who are not employees or non-employee directors of the Company. As of the balance sheet date, the Company has granted and outstanding 875,000 options to purchase stock with various expiration dates ranging from two to ten years. These Options to purchase stock can be exercised at various prices ranging from $.50 to $1.00 per share and can be exercise at any time before the expiration date No options to purchase shares were exercised in 1997. The following table details the composition of the Options to purchase shares at December 31, 1997.

 Stock options granted and outstanding  Exercise price  Date Granted   Exp. date
     55,000 shares                      $1.00           July 1997      July 1999
     30,000 shares                       1.00         September 1997  September 1999
    250,000 shares                        .85          December 1997   December 2002
    540,000 shares                        .50            July 1997      July 2007

All of the above options were granted at fair market value except the 250,000
shares which were granted at a 15% discount.   The discount is being expensed
over the term of the options.

The Company has not adopted any plans as of December 31, 1997 to grant options to employees or non-employee directors. In accordance with Statement of Financial Accounting Standard No. 123 (SFAS 123) "Accounting for Stock-Based Compensation", the Company has elected to continue to measure employee compensation cost for the accompanying statement of operations using APB Opinion No. 25, "Accounting for Stock Issued to Employees". See Note 7 for discussion of common shares issued to employees and non-employee directors for services in 1997.

10.  Commitments and Contingencies

The Company has entered into employment contracts with certain of its key employees as well as a license and promotional agreement with Mr. Foxworthy. These contacts vary in length from three to fifty years in duration.

All contracts with the key employees are considered void if the $2.5 million of initial capital is not obtained. In the event full initial capital has not been raised by June 30, 1998, Mr. Foxworthy has the right to withdraw the use of his name and likeness. Should this event happen, the Company would be required to discontinue the use of all licensed material. This would require changing the name of the any restaurants and products. The Company has limited operating history and the sales of its products and revenues from its proposed restaurants are currently dependent on the use of the licensed material.

The Company's operations is also dependent on its ability to raise additional capital through an anticipated SB-2 registration offering. This additional capital will be necessary for restaurant acquisitions, marketing and product development, and general operations.

The Company leases its administrative office facilities under a short-term operating lease. Rent expense for the period ending December 31, 1997 was approximately $8,900.

REDNECK FOODS, INC.
(A Development Stage Company)
Balance Sheet
(Unaudited)

                                               September 27, 1998
                    Assets
Current Assets:
	Cash                                         $ 18,320
	Accounts receivable                	          132,132
	Inventories                                    66,712
	Prepaid expenses                               28,555
                                                     ---------
		Total current assets                 245,719

Office and restaurant equipment, net of
   accumulated depreciation of $8,847                  243,260

Other assets:
	Investment in joint venture                    50,000
	Goodwill                                      500,000
	Noncompete agreement, net of
accumulated amortization of $8,167                      61,833
	Prepaid expenses and other assets           1,303,788
                                                   -----------
	   Total assets                           $ 2,404,600
                                                   ===========
	Liabilities and Stockholders' Equity

Current liabilities:
	Accounts payable                            $ 402,337
	Note payable                                   15,000
	Accrued expenses                               43,269
                                                    ----------
		Total current liabilities            460,606
                                                    ----------
Convertible debentures                               1,275,000

Commitments and contingencies

Stockholders' equity:
	Convertible Preferred stock ($.001 par value,
  2,500,000 shares authorized, none outstanding)             -
	Common stock ($.001 par value, 100,000,000
     shares authorized; 11,258,991 shares issued
     and outstanding)                                   11,259
	Paid-in capital 		                 2,956,286
	Deficit accumulated during
           development stage                        (2,253,551)
	Unearned services                             (45,000)
                                                    ----------
Total stockholders' equity                             668,994
                                                    ----------
Total liabilities and stockholders' equity         $ 2,404,600
                                                    ==========



The accompanying notes are an integral part of these financial statements.

REDNECK FOODS, INC. AND SUBSIDIARY
(A Development Stage Company)
Statements of Operations
(Unaudited)

                                       For Nine Months Ended                   For Three Months Ended
                                  Sept. 27, 1998    Sept. 30, 1997     Sept. 27, 1998   Sept. 30, 1997
Net sales                           $ 290,346           $     -             $ 178,717        $ 	 -

Cost of sales
Interest earning deposits             193,614                 -               118,701               -
                                     --------             -----              --------        --------
  Gross profit                         96,732                 -                60,016               -

Selling, general and
   administrative expenses          1,698,217           405,796               612,304         157,723
                                    ---------           -------               -------         -------
   Operating loss                  (1,601,485)         (405,796)             (552,288)       (157,723)

Other income (expenses):
	Interest income                2,371               203                   127             203
	Royalty income                10,756                 -                 5,010               -
	Interest expense              (8,460)             (354)               (8,460)           (354)
	Loss on equipment
           disposal                    (1,141)                -                     -               -
                                    ---------           -------               -------         -------
    Other income (expenses), net        3,526              (151)               (3,323)           (151)

    Loss before income tax benefit (1,597,959)         (405,947)             (555,611)       (157,874)

Income tax benefit                          -                 -                     -               -
                                  -----------         ---------             ---------       ---------
Net loss                          $(1,597,959)        $(405,947)            $(555,611)      $(157,874)
                                  ===========         =========             =========       =========

Basic and diluted loss per share        $(.18)           $ (.07)              $ (.05)          $ (.02)

Weighted average shares             9,063,701         5,712,176           11,257,127        6,670,304
















The accompanying notes are an integral part of these financial statements.

REDNECK FOODS, INC. AND SUBSIDIARY
(A Development Stage Company)
	Statements of Cash Flows
	(Unaudited)

                                                                    Nine Months Ended
                                                     September 27, 1998      September 30, 1997
Operating activities:
Net loss                                               $ (1,597,959)               (405,947)

Adjustments to reconcile net loss to net cash
   used by operating activities:
Recognition of unearned services                             13,500                       -
Expense recognized for stock options granted                  5,625                       -
Depreciation and amortization                                16,010                     250
Loss on disposal of equipment                                 1,141                       -
Common stock issued in exchange for services                207,060                 207,190
Changes in operating assets and liabilities:
Increase in accounts receivable                              (5,498)                      -
Decrease (increase) in prepaid expenses and other assets     83,567                (119,559)
Increase in inventories                                     (65,032)                      -
Increase (decrease) in accounts payable                     252,345                   5,513
Increase (decrease ) in accrued expenses                    (28,818)                 68,655
                                                          ---------                 -------
Net cash used by operating activities                    (1,118,059)               (243,898)
                                                          ---------                 -------
Investing activities:
Proceeds from disposal of equipment                           1,200                       -
Purchase of office and restaurant equipment                (119,337)                 (9,360)
Investment in joint venture                                 (15,000)                      -
Advances to joint venture	                                 (27,777)                      -
Earnest money deposits for business acquisition            (795,930)                (50,000)
Increase in other assets                                   (122,711)                (52,419)
                                                          ---------                 -------
Net cash used by investing activities                    (1,079,555)               (111,779)
                                                          ---------                 -------
Financing activities:
Net proceeds from sale of common stock                      775,000                 117,000
Proceeds from stock subscription deposits                         -                 500,000
Proceeds from convertible debentures                      1,028,810                       -
Proceeds from short-term borrowings                          37,000                  50,000
Repayment of short-term borrowings                          (22,000)                (50,000)
                                                          ---------                 -------
Net cash provided by financing activities		    1,818,810                 617,000

Increase (decrease) in cash and cash equivalents           (378,804)                261,323

Cash and cash equivalents at beginning of period            397,124	                  -
                                                          ---------                 -------

Cash and cash equivalents at end of period                 $ 18,320               $ 261,323
                                                          =========                ========

Noncash Investing and financing activities:

Preferred stock converted to common stock                     2,500                       -
Common stock issued for equipment,
   goodwill and noncompete agreement                      $ 670,000                  $    -



The accompanying notes are an integral part of these financial statements.

REDNECK FOODS, INC.
(A Development Stage Company)
Notes to Unaudited Interim Financial Statements

September 27, 1998 and September 30,1997

1.  Organization

Nature of Operations - Redneck Foods, Inc. (the "Company") is a development stage company that was organized in January 1997 in the state of Delaware. It intends to acquire and operate barbecue restaurants to be known as "Foxworthy's Smoke House Grill" or "Foxworthy's Backyard Bar-B-Q". The Company intends to initially acquire existing barbecue restaurants for conversion to one of the two restaurant concepts. The Company also intends to produce, market, and distribute food products using the "Foxworthy" name.

2.  Basis of Presentation

The accompanying unaudited financial statements were prepared in accordance with instructions for Form 10-QSB and, therefore, do not include all disclosures necessary for a complete presentation of the balance sheet, statements of operations, and statements of cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. All such adjustments are of a normal recurring nature. The statements of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire year.

In the third quarter of 1998, the Company changed to a fiscal calendar based on a 52-53 week year with the fiscal year ending on the Sunday closest to December 31 of each year. Management does not believe this effects the comparability of the financial statements.

It is suggested that these unaudited financial statements be read in conjunction with the audited financial statements and notes thereto for the Company for the year ended December 31, 1997.

3.  Income Taxes

The Company files its federal and State income tax returns on a calendar year basis. No provision for income tax benefit has been provided for in the accompanying interim unaudited statements of operations because of the Company's uncertainty regarding the utilization of its operating losses. Accordingly, a valuation allowance for the deferred tax asset has been recognized at September 27, 1998.

4.  Joint Venture

In March 1998 the Company has entered into a joint venture agreement to own and operate the first barbecue restaurant under the "Foxworthy's
Backyard Bar-B-Q" concept. The Company contributed $50,000 to the joint venture through September 27, 1998 for its 10% interest and has not yet begun receiving any significant royalty income from the joint venture.
The Company plans to acquire the remaining interest in the joint venture in the fourth quarter of 1998 pursuant to an agreement with its joint venture partner whereby common shares will be issued after the completion of an audit. The Company has agreed to manage the operations until the final audit is complete and the shares of common stock have been issued.

5  Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of following at September 27, 1998:


Deposits                  $    13,034
Real estate deposit            42,352
Restaurant design and
   architectural fees         131,282
Debt issuance cost            246,190
Earnest money deposit for
  business acquisition        870,930
                          -----------
                           $1,303,788


On September 11, 1998, the Company obtained an extension relating to its ongoing negotiations to acquire all of the stock of Woody's Bar-B-Q Holdings, Inc.("Woody's"), a 33 unit chain of barbecue restaurants based in Jacksonville, Florida. To obtain this extension, the Company agreed to release to the selling shareholders of Woody's $870,930, representing the net funds held in escrow at that time. The parties have verbally extended the agreement until December 31, 1998 to give the Company additional time to raise the necessary funding. The parties have also verbally agreed to have the Company manage the business of Woody's under certain prudent industry practices guidelines. A formal written agreement to document this is being finalized.

6.  Secured Convertible Debentures

In order to fund the cash portion of the proposed acquisition of Woody's, the Company authorized the issuance of up to $3 million in aggregate principal amount of Series 1 Secured Convertible Debentures due 2001 (the "Debentures"). The Debentures bear interest at 5% per annum, payable quarterly, and are redeemable after 2 years at 125% of the principal amount sold. The Debentures are convertible, subject to certain adjustments, at the lower of (1) $2.51 per share or (2) 70% of the average of the closing bid price of the stock for the previous five (5) trading days. As of September 27, 1998, $1,275,000 in Debentures have been sold.

7.  Stockholders' Equity
In June 1998, the 2,500,000 shares of convertible preferred stock were converted into 2,904,722 shares of common stock in accordance with the preferred stock agreement.

During the nine months ending September 27, 1998, the Company also issued 223,333 shares of common stock under an asset purchase agreement with an fair market value of $670,000 to the owners of a barbecue restaurant in Asheville, North Carolina. The stock issued was in consideration for a five year noncompete agreement valued at $70,000, goodwill valued at $500,000 and various restaurant equipment valued at $100,000. The Company anticipates completing the acquisition of the land, building and improvements sometime in the fourth quarter of 1998. As of September 27, 1998, the Company had deposited with the sellers $42,352 toward the purchase price of the real property. This deposit is presented in other assets on the accompanying balance sheet.

During the nine months ending September 27, 1998, the Company sold 428,500 additional shares of common stock for net proceeds of $775,000 and issued 110,436 shares in exchange for services which have been expensed at the fair market value of the shares on the date of issuance.

8.  New Accounting Pronouncement

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Cost of Start-up Activities". This SOP requires that the cost of start-up activities, or one-time activities that relate to the opening of a new facility and organizational cost be expensed as incurred instead of being capitalized. This SOP must be implemented by no later than the first quarter of 1999 at which time the write-off of any unamortized pre-opening costs or organization cost will be reported as a cumulative effect of a change in accounting principle in the statement of operations.

9.  Commitments and Contingencies

The agreement with Mr. Foxworthy provided that if the Company had not raised $2.5 million of initial capital by June 30, 1998, Mr. Foxworthy had the right to withdraw the use of his name and likeness. As of June 7, 1998, the initial capital had been raised and, accordingly, this contingency was removed.

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
PRO FORMA FINANCIAL STATEMENTS


SUMMARY

The accompanying unaudited pro forma financial statements give effect to the acquisition by Redneck Foods, Inc. of Woody's Bar-B-Q Holdings, Inc. on September 11, 1998 using the purchase method of accounting.

The statements presented include the pro forma balance sheet as of September 27, 1998 and the pro forma income statements for the nine months ended September 27, 1998 and the year ended December 31, 1997. The pro forma financial statements were derived from the unaudited interim financial statements for Redneck Foods, Inc. and Woody's Bar-B-Q Holdings, Inc. as of September 27, 1998 and for the nine months then ended and the audited financial statements for Redneck Foods, Inc. as of December 31, 1997 and Woody's Bar-B-Q Holdings, Inc. as of December 28, 1997 and the years then ended.

The results of operations are not necessarily indicative of those which have been attained had the transaction occurred at the beginning of the periods presented. The pro forma financial statements should be read in conjunction with the financial statements of Woody's Bar-B-Q Holdings, Inc. included elsewhere in this filing and the financial statements of Redneck Foods, Inc. included in their periodic filings with the Securities and Exchange Commission.

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA BALANCE SHEET
AS OF SEPTEMBER 27, 1998
(UNAUDITED)

                                                                      Woody's
                                                      Redneck         Bar-B-Q
                                                     Foods, Inc.   Holdings, Inc.     Adjustments     Pro-forma
ASSETS                                               -----------   --------------     -----------     ---------
CURRENT ASSETS
 Cash                                                $    18,320   $         -        $        -     $  18,320
 Accounts receivable                                     132,132       153,472                 -       285,604
 Other receivables                                             -        12,644                 -        12,644
 Inventory                                                66,712        30,354                 -        97,066
 Prepaid expenses                                         28,555         5,978                 -        34,533
                                                     -----------   -----------        ----------      --------
   Total curent assets                                   245,719       202,448                 -       448,167

PROPERTY AND EQUIPMENT - NET                             243,260       593,829                 -       837,089

OTHER ASSETS
 Deferred loan costs                                     246,190        12,312                 -       258,502
 Deposits and investments                                920,000             - (3)      (870,000)       50,000
 Goodwill                                                500,000             - (1)     4,530,000     6,477,990
                                                                               (3)       870,000
                                                                               (5)       577,990
 Due from related parties                                      -       117,469                 -       117,469
 Other asets                                             249,431        11,889                 -       261,320
                                                     -----------    ----------         ---------     ---------

TOTAL ASSETS                                         $ 2,404,600    $  937,947        $5,107,990    $8,450,537
                                                     ===========    ==========        ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Current portion of long-term debt                   $         -    $   63,163        $        -    $   63,163
 Notes payable                                            15,000             -                 -        15,000
 Bank overdraft                                                -        99,405                 -        99,405
 Advertising trust fund                                        -        53,482                 -        53,482
 Accounts payable and accrued expenses                   445,606       686,984                 -     1,132,590
                                                     -----------     ---------        ----------    ----------
   Total current liabilities                             460,606       903,034                 -     1,363,640
                                                     -----------     ---------        ----------    ----------

LONG-TERM DEBT                                         1,275,000       612,903 (1)     4,530,000     6,417,903
                                                     -----------     ---------        ----------    ----------

STOCKHOLDERS' EQUITY (DEFICIT)
 Preferred Stock                                               -             -                 -             -
 Common Stock                                             11,259           100 (5)          (100)       11,259
 Additional paid in capital                            2,956,286        34,492 (5)       (34,492)    2,956,286
 Accumulated deficit                                  (2,253,551)     (612,582)(5)       612,582    (2,253,551)
 Unearned services                                       (45,000)            -                 -       (45,000)
                                                     -----------      --------         ---------     ---------
    Total stockholders' equity (deficit)                 668,994      (577,990)          577,990       668,994
                                                     -----------      --------         ---------     ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 2,404,600     $ 937,947        $5,107,990    $8,450,537
                                                     ===========     =========        ==========     =========


Read the accompanying notes to the pro-forma financial statements.

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998
(UNAUDITED)

                                                                      Woody's
                                                      Redneck         Bar-B-Q
                                                     Foods, Inc.    Holdings, Inc.    Adjustments     Proforma
                                                    ------------    --------------    -----------    ----------
REVENUE                                              $  290,346       $4,274,035       $       -     $ 4,564,381
                                                     ----------       ----------       ---------     -----------

OPERATING COSTS AND EXPENSES
 Food and beverage                                            -        1,413,173               -       1,413,173
 Occupancy and other operating expenses                 193,614        1,296,668               -       1,490,282
 Selling, general and administrative                  1,690,374        1,357,187               -       3,047,561
 Depreciation and amortization                            7,843           60,877 (4)     224,175         292,895
                                                      ---------        ---------       ---------      ----------
    Total operating expenses                          1,891,831        4,127,905         224,175       6,243,911
                                                      ---------        ---------       ---------      ----------

INCOME (LOSS) FROM OPERATIONS                        (1,601,485)         146,130        (224,175)     (1,679,530)

 Other income (expense)
  Interest expense                                       (8,460)         (45,085)(2)    (330,000)       (383,545)
  Other income                                           11,986            4,271               -          16,257
                                                      ---------        ---------        --------       ---------

NET INCOME (LOSS)                                   $(1,597,959)       $ 105,316       $(554,175)    $(2,046,818)
                                                    ===========        =========        ========       =========

Basic (loss) per share                                 $  (0.18)       $   10.53                       $   (0.23)
                                                    ===========        =========                       =========
Weighted average shares outstanding                   9,063,701           10,000                       9,063,701
                                                    ===========        =========                       =========

Read the accompanying notes to the pro-forma financial statements

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
PRO-FORMA INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER, 1997
(UNAUDITED)

                                                                      Woody's
                                                      Redneck         Bar-B-Q
                                                     Foods, Inc.    Holdings, Inc.    Adjustments     Proforma
                                                    ------------    --------------    -----------    ----------
REVENUE                                              $   98,857       $5,791,008       $       -     $ 5,889,865
                                                     ----------       ----------       ---------     -----------

OPERATING COSTS AND EXPENSES
 Food and beverage                                            -        2,021,086               -       2,021,086
 Occupancy and other operating expenses                  67,153        2,736,376               -       2,803,529
 Selling, general and administrative                    691,804        1,094,627               -       1,786,431
 Depreciation and amortization                            1,004          104,947 (4)     298,900         404,851
                                                      ---------        ---------       ---------      ----------
    Total operating expenses                            759,961        5,957,036         298,900       7,015,897
                                                      ---------        ---------       ---------      ----------

INCOME (LOSS) FROM OPERATIONS                          (661,104)        (166,028)       (298,900)     (1,126,032)

 Other income (expense)
  Interest expense                                            -          (55,338) (2)   (440,000)       (495,338)
  Other income                                            5,512           21,933               -          27,445
                                                      ---------        ---------        --------       ---------

NET INCOME (LOSS)                                    $ (655,592)       $(199,433)      $(738,900)    $(1,593,925)
                                                    ===========        =========        ========       =========

Basic (loss) per share                                 $  (0.12)       $  (19.94)                      $   (0.28)
                                                    ===========        =========                       =========
Weighted average shares outstanding                   5,693,000           10,000                       5,693,000
                                                    ===========        =========                       =========

Read the accompanying notes to the pro-forma financial statements

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


The accompanying pro forma financial statements give effect to the acquisition by Redneck Foods, Inc. ("Redneck") of Woody's Bar-B-Q Holdings, Inc. ("Woody's") on September 11, 1998. The purchase price to be paid by Redneck (subject to certain adjustments based upon a closing balance sheet audit) consists of $2 million in cash and $3.4 million of convertible promissory notes bearing interest at 10% and due in one year. The notes are convertible into common stock of Redneck at the lower of $2.93 per share or the average daily bid price for the thirty days prior to conversion. Additionally, Redneck will issue to the sellers warrants to purchase 500,000 shares of its common stock at the lower of $1.71 per share or the conversion price identified above.

The statements presented include the pro forma balance sheet as of September 27, 1998 and the pro forma income statements for the nine months ended September 27, 1998 and the year ended December 31, 1997.

Pro forma basic earnings per share is computed using the weighted average number of common shares of Redneck outstanding for the periods presented.

REDNECK FOODS, INC.
(A DEVELOPMENT STAGE COMPANY)
EXPLANATION OF ADJUSTMENTS
PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED)

1.  To record the anticipated issuance of $4.53 million of new debt (see Note
2) and the goodwill related to the acquisition.

2. To adjust for anticipated effects which the additional debt required to complete the acquisition would have on the results of operations for the year ended December 31, 1997 and the nine months ended September 27, 1998 assuming that the debt was issued at the beginning of the period presented.

The debt issued or to be issued is as follows:

Anticipated debt to be issued to the Woody's shareholders,
	with interest at 10% per annum                        $3,400,000
Anticipated additional convertible debentures to be issued
	to complete the $2 million payment to the Woody's
	shareholders, with interest at 5% per annum            1,130,000
Convertible debentures issued to date,
         with interest at 5% per annum                            870,000
                                                               ----------
                                                               $5,400,000

3. To reclassify the $870,000 cash deposit related to the acquisition to goodwill.

4. To adjust for anticipated amortization of goodwill of $5,977,990 related to the transaction assuming a 20 year amortization period.

5.  To reclassify Woody's stockholders' deficit to goodwill

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders:
	Woody's Bar-B-Q Holdings, Inc. and Subsidiaries


We have audited the consolidated balance sheet of Woody's Bar-B-Q Holdings, Inc. and Subsidiaries as of December 28, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Woody's Bar-B-Q Holdings, Inc. and Subsidiaries as of December 28, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.





TUBBS & BARTNICK, P.A.
Certified Public Accountants


Boca Raton, Florida
October 26, 1998

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 28, 1997


ASSETS

CURRENT ASSETS:

	Cash	                                         $  33,364
	Accounts receivable - less allowance
	for doubtful accounts of $44,743                     97,031
	Other receivables                                     5,203
	Inventories	                                   30,961
	Prepaid expenses	                                   21,643
                                                           ---------
	Total Current Assets	                         188,202

PROPERTY AND EQUIPMENT - NET	                         595,356

OTHER ASSETS:
	Deferred loan costs	                          12,290
	Due from related parties	                         169,411
	Other assets                                          7,247
                                                           ---------
TOTAL ASSETS	                                        $  972,506
                                                          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY <DEFICIT>


CURRENT LIABILITIES:

	Current portion of long-term debt                $  129,050
	Due to related parties                               69,269
	Advertising trust fund                               24,260
	Accounts payable and accrued expenses               806,844
                                                           ---------
	Total Current Liabilities                         1,029,423
                                                           ---------
LONG-TERM DEBT	                                           626,389
                                                           ---------

STOCKHOLDERS' EQUITY <Deficit>:
	Common stock, Class A, $.01 par value,
	50,000 shares authorized, 10,000 shares
	issued and outstanding	                             100
	Common stock, Class B, non-voting,
	$.01 par value, 50,000 shares authorized,
	none issued or outstanding	                               -
	Additional paid in capital                           34,492
	Accumulated deficit                                (717,898)
                                                           ---------
	Total Stockholders' Equity<Deficit>                (683,306)
                                                           ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 972,506
                                                           =========

Read the accompanying notes to the financial statements






WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 28, 1997

REVENUE

Sales by Company operated restaurants                  $ 5,109,479
Franchise revenue	                                         681,529
                                                       -----------
	Total Revenue	                              5,791,008
                                                       -----------

OPERATING COSTS AND EXPENSES:

	Food and beverage                               2,021,086
	Occupancy and other operating expenses          2,736,376
	Selling general and administrative expenses     1,094,627
	Depreciation and amortization                     104,947
                                                       -----------
	Total Operating Expenses                        5,957,036
                                                       -----------

<LOSS> FROM OPERATIONS	                               (166,028)
                                                       -----------

OTHER INCOME (EXPENSE):
	Interest expense                                 (55,338)
	Other income                                      21,933
                                                      -----------

         Total Other (Expense) - Net                      (33,405)
                                                      -----------
NET <LOSS>                                             $ (199,433)
                                                      ===========


Read the accompanying notes to the financial statements






WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 28, 1997


       	                                  Common Stock
                                        ------------------     Paid in        Accumulated
                                        Shares      Amount     Capital          Deficit
                                        ------      ------     -------        -----------
BALANCE DECEMBER 31, 1996               10,000       $100     $ 34,492        $ (518,465)

NET LOSS FOR THE YEAR                                                           (199,433)
                                        ------      ------    --------        ----------

BALANCE DECEMBER 28, 1997               10,000       $100     $ 34,492        $ (717,898)
                                        ======      ======    ========        ==========


Read the accompanying notes to the financial statements

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 28, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
	Net (loss)                                           $ (199,433)
	Adjustments to reconcile net (loss)
	to net cash (used in)
	operating activities:
	Depreciation and amortization                           104,947
	Changes in assets and liabilities:
	(Increase) decrease in:
	Accounts receivable                                      20,153
	Inventory                                                16,938
	Prepaid expenses                                            727
	Other assets                                             40,089
	Increase (decrease) in:
	Accounts payable and accrued expenses                   (40,021)
                                                               ---------
	Net Cash Used In Operating Activities                   (56,600)
                                                               ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
	Purchases of property and equipment                     (83,021)
                                                               ---------
	Net Cash (Used In) Investing Activities                 (83,021)
                                                               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
	Gross proceeds from long-term debt                      218,364
	Capitalized loan acquisition costs                      (12,290)
	Principal payments on long-term debt                    (76,303)
	Increase in amounts due to related parties               43,214
                                                               ---------
	Net Cash Provided by Financing Activities               172,985
                                                               ---------

NET INCREASE IN CASH                                              33,364

CASH BEGINNING OF YEAR                                                 -
                                                               ---------

CASH - END OF YEAR                                             $  33,364
                                                               =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	Cash paid for:
	Interest             $  53,454
	Income taxes         $       -


Read the accompanying notes to the financial statement

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 28, 1997

Note 1 - Accounting policies

A.   Organization

Woody's Bar-B-Q Holdings, Inc. is in the business of owning, operating and franchising restaurants specializing in barbecue foods. The restaurants also provide catering services. In addition, the Company sells franchises of its barbecue restaurants. The Company's seven owned and operated restaurants are located in Jacksonville, Florida.

The Company's accounting records are maintained on a 52 - 53 week year which
ends on the Sunday closest to December 31.   The Company has chosen December
31 as its year end for income tax purposes.

B.   Consolidation policy

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries which include the following:

	Woody's Bar-B-Q, Inc.
	Woody's Bar-B-Q Franchise Sales Company, Inc.
	Woody's Bar-B-Q I, Inc.
	Woody's Bar-B-Q II, Inc.
	Woody's Bar-B-Q IV, Inc.
	Woody's Bar-B-Q VI, Inc.
	Woody's Bar-B-Q IX, Inc.
	Woody's Bar-B-Q X, Inc.
	Woody's Bar-B-Q XI, Inc.

Intercompany transactions and balances have been eliminated in consolidation.

C.   Inventory

Inventory is stated at the lower of cost or market on a first in - first out basis and consists of food, beverages, paper supplies and janitorial supplies.

D.   Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight line method over the expected useful lives of the assets as follows:

	Buildings	                40 years
	Furniture and fixtures	       10 years
	Equipment	                5 to 10 years
	Leasehold improvements	       Lesser of the useful life
	                                   of the asset or lease term
		                          including renewal options

E.   Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of 3 months or less to be cash equivalents.

F.   Revenue recognition for franchised operations

When an individual franchise is sold the Company agrees to provide certain services to the franchisee. Generally, these services include general assistance and guidance in the operation of the restaurant, maintaining product specifications and menu development, developing and implementing marketing strategies, and developing purchasing arrangements to utilize the buying power of the combined system.

Franchise revenue consists of an initial franchise fee for establishing the franchise agreement and certain services leading to the opening of the restaurant as well as continuing royalty fees for services performed once the restaurant is operating. The initial franchise fee is recognized as revenue when all material services and conditions related to the franchise sale have been substantially performed by the Company. Continuing royalty fees are recognized as revenue as they are earned and become receivable from the franchisee.

At December 28, 1997 there were twenty-four stores operating in the franchise system.

		Franchise revenue consists of the following:

			Franchise sales       $ 107,500
			Royalty fees            527,721
			Other                    46,308
                                                 ---------
                                                 $ 681,529
                                                 =========

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 28, 1997

G.   Use of Estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

H.   Advertising costs

Advertising costs are charged to operations when incurred. Advertising costs charged to operations were $132,059 in 1997.

I.   Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 28, 1997. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, trade receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

J.   Deferred loan costs

Deferred loan costs consist of costs incurred in securing the note payable in the amount of $451,992 described in Note 3. These costs will be amortized over the term of the note through October, 2000.

K.   Recent pronouncement

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Standards No. 130, "Reporting Comprehensive Income," (FAS 130). FAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. FAS 130 is effective for periods beginning after December 15, 1997. The Company does not anticipate that FAS 130 will have a material impact on its future financial statements and disclosures.

Note 2 - Property and Equipment

Property and Equipment consist of the following at December 28, 1997:

	Furniture and fixtures          $    21,996
	Equipment                           627,287
	Leasehold improvements              373,252
	Land and building                   384,640
                                           ---------
                                           1,407,175
	Less: accumulated depreciation      811,819
                                           ---------
                                         $   595,356
                                           =========
Depreciation expense was $98,097 in 1997.

Note 3 - Long-term debt

Long-term debt consists of the following at December 28, 1997:

Note payable bank - due in monthly installments of $4,770
including interest at 9.5%, through October, 2000 at which
time the balance is due on demand (secured by land and building
and guaranteed by the majority shareholders)                   $  451,992

Note payable bank - due in monthly installments of $2,594
including interest at 10%, through July, 2006 (secured
by land and building)                                             196,470

Note payable due in monthly installments of $700 including
interest at 8%, through February, 2000                             16,467

Note payable with interest at 8% due on demand                     40,636

Note payable with interest at 8% due on demand                     49,874
                                                               ----------
Total                                                             755,439
Less current portion                                              129,050
                                                               ----------
TOTAL LONG-TERM DEBT - LESS CURRENT PORTION                    $  626,389
                                                               ==========

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 28, 1997

Maturity of long-term debt is as follows:

	1998:            $129,050
	1999:              41,120
	2000:             440,788
	2001:              20,282
	2002:              21,986
	Thereafter:       102,213
                          --------
                          $755,439
                          ========


Note 4 - Related Party Transactions

Due from related parties: At December 28, 1997 the Company's majority shareholders were indebted to the Company in the amount of $169,411 for advances and other obligations paid on their behalf. There are no stated terms for repayment.

Due to related parties: The Company leases two restaurant buildings from its majority shareholders (see Note 5). At December 28, 1997 the Company had unpaid rent due to these shareholders aggregating $69,269.

Note 5 - Commitments and contingencies

Operating Leases

The Company leases its restaurant locations pursuant to several leases. The leases provide for various escalations based on cost of living, real estate taxes, and other provisions and have various renewal options. In addition, the Company leases certain equipment pursuant to leases classified as operating leases. Total monthly lease payments aggregate approximately $41,000.

Two of the restaurant facilities are leased from the majority shareholders of the Company at a monthly rental aggregating approximately $8,400, which approximates fair market value. Rent paid or accrued pursuant to these leases aggregated $96,505 in 1997.

Total rent expense (including rent paid to the shareholder) was $392,406 in 1997.

Future minimum rentals for leases with remaining terms in excess of one year are as follows:

	1998:             $491,232
	1999:             $456,128
	2000:             $350,287
	2001:             $184,535
	2002:             $143,760
	Thereafter:       $224,698

Concentrations

The Company utilizes a single source (Sysco Food Services) for the majority of its food purchases. During 1997 purchases aggregating approximately $1,500,000 were made from this source. The Company believes that the loss of this source would not materially impact its operations as there are a number of alternate suppliers which could meet the Company's needs.

Note 6 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes", which requires use of the liability method. FAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The Company has net operating loss carry forwards aggregating approximately $706,000 which expire as follows:

    	Year Ending
         December 31,       Amount
         2007             $ 18,000
         2008             $180,000
         2009             $ 98,000
        	2010             $168,000
        	2011             $ 42,000
        	2012             $200,000

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 28, 1997

The Company's deferred tax asset of approximately $275,000 is fully offset by a valuation allowance at December 28, 1997. The Company has recorded a valuation allowance to state its deferred tax assets at estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.


Note 7 - Subsequent Event

During September, 1998 the shareholders of the Company agreed to sell all of the issued and outstanding shares of the Company's common stock to Redneck Foods, Inc ("Redneck") The purchase price to be paid by Redneck (subject to certain adjustments based upon a closing balance sheet audit) consists of $2.0 million in cash and $3.4 million of convertible promissory notes bearing interest at 10% and due in one year. The notes are convertible into common stock of Redneck at the lower of $2.93 per share or the average daily bid price for the thirty days prior to conversion. Additionally, Redneck will issue to the sellers warrants to purchase 500,000 shares of its common stock at the lower of $1.71 per share or the conversion price identified above.

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED BALANCE SHEET
AS OF SEPTEMBER 27, 1998
(UNAUDITED)

ASSETS
CURRENT ASSETS
	Accounts receivable                                     $ 153,472
	Other receivables                                          12,644
	Inventory                                                  30,354
	Prepaid expenses                                            5,978
                                                                 ---------
		Total current assets                             202,448

PROPERTY AND EQUIPMENT - NET                                       593,829

OTHER ASSETS
	Deferred loan costs                                        12,312
	Due from related parties                                  117,469
	Other assets                                               11,889
                                                                 ---------
TOTAL ASSETS                                                     $ 937,947
                                                                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
	Current portion of long-term debt                        $ 63,163
	Bank overdraft                                             99,405
	Advertising trust fund                                     53,482
	Accounts payable and
    accrued expenses                                               686,984
                                                                 ---------
      Total current liabilities                                    903,034
                                                                 ---------
LONG-TERM DEBT                                                     612,903
                                                                 ---------
STOCKHOLDERS' EQUITY (DEFICIT)
	Common stock, Class A $.01 par value, 50,000 shares
	 authorized, 10,000 shares issued and outstanding             100
	Common stock, Class B, non-voting $.01 par value,
	 50,000 shares authorized, none issued or outstanding           -
	Additional paid in capital                                 34,492
	Accumulated deficit                                      (612,582)
                                                                 ---------
	Total stockholders' equity (deficit)                     (577,990)
                                                                 ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)             $ 937,947
                                                                 =========

Read the accompanying notes to the financial statements

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998 AND SEPTEMBER 30, 1997
(UNAUDITED)

                                                       1998                1997
                                                    ----------         -----------
REVENUE
	Sales by company operated restaurants      $3,712,560         $ 3,910,579
	Franchise revenue	                            561,475             513,108
                                                    ----------         -----------
	Total revenue	                          4,274,035           4,423,687
                                                    ----------         -----------

OPERATING COSTS AND EXPENSES
	Food and beverage                           1,413,173           1,524,243
	Occupancy and other operating expenses      1,296,668           1,322,673
	Selling, general and administrative
                 expenses                            1,357,187           1,546,130
	Depreciation and amortization                  60,877              57,100
                                                    ----------          ----------
	Total operating expenses                    4,127,905           4,450,146
                                                    ----------          ----------

INCOME (LOSS) FROM OPERATIONS                          146,130             (26,459)
                                                    ----------          ----------
OTHER INCOME (EXPENSE)
	Interest expense                              (45,085)            (32,874)
	Other income                                    4,271              63,074
                                                    ----------          ----------
	Total other income (expense) - net            (40,814)             30,200
                                                    ----------          ----------
INCOME BEFORE INCOME TAXES                             105,316               3,741

PROVISION FOR INCOME TAXES                                   -                   -
                                                    ----------          ----------
NET INCOME                                             105,316               3,741

ACCUMULATED DEFICIT - BEGINNING OF PERIOD             (717,898)           (518,465)
                                                    ----------          ----------
ACCUMULATED DEFICIT - END OF PERIOD                 $ (612,582)         $ (514,724)
                                                    ==========          ==========

Read the accompanying notes to the financial statements

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998 AND SEPTEMBER 30, 1997
(UNAUDITED)

                                                                1998               1997
                                                            -----------         ----------

CASH FLOWS FROM OPERATING ACTIVITIES                        $  194,453         $   14,704
                                                            ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES                           (59,350)           (74,504)
                                                            ----------         ----------

CASH FLOWS FROM FINANCING ACTIVITIES                          (168,467)            59,800
                                                            ----------         ----------

NET INCREASE (DECREASE) IN CASH                                (33,364)                 -

CASH - BEGINNING OF PERIOD                                      33,364                  -
                                                            ----------         ----------

CASH - END OF PERIOD                                        $        -         $        -
                                                            ==========         ==========

Read the accompanying notes to the financial statements

WOODY'S BAR-B-Q HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
AS OF SEPTEMBER 27, 1998

Note 1 -. Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310 of Regulation S-B. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of December 28, 1997 included elsewhere in this filing.

Note 2 -. Commitments and Contingencies

Concentration - major supplier

The Company utilizes a single source (Sysco Food Services) for the majority of its food purchases. The Company believes that the loss of this source would not materially impact its operations as there are a number of suppliers which could meet the Company's needs.

Note 3 - Stockholders' Equity

During September, 1998 the shareholders of the Company agreed to sell all of the issued and outstanding shares of the Company's common stock to Redneck Foods, Inc. ("Redneck"). The purchase price to be paid by Redneck (subject to certain adjustments based upon a closing balance sheet audit) consists of $2 million in cash and $3.4 million of convertible promissory notes bearing interest at 10% and due in one year. The notes are convertible into common stock of Redneck at the lower of $2.93 per share or the average daily bid price for the thirty days prior to conversion. Additionally, Redneck will issue to the sellers warrants to purchase 500,000 shares of its common stock at the lower of $1.71 per share or the conversion price identified above.

Unaudited pro forma financial data for the nine month periods as if the transaction had occurred at the beginning of the period is as follows:

                               September 27, 1998     September 30, 1997
                               ------------------     ------------------
                                              (In Thousands)

Revenue                               $ 4,564              $  4,424
(Loss) from continuing operations     $(2,047)             $  (956)
Net (loss)                            $(2,047)             $  (956)
Basic (loss) per share                $  (.23)             $  (.17)

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.	Indemnification of Officers and Directors.

The By-Laws of the Company provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and
(c) pursuant to Canadian law for any transaction form which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Canadian law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE COMPANY
FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.	Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Casinovations Incorporated (hereinafter in this Part II referred to as the "Company") are estimated to be substantially as follows:

                                                         Amount
                                                         Payable
Item                                                   By Company
S.E.C. Registration Fees                                 $1,030.57
State Securities Laws (Blue Sky) Fees and Expenses        3,500.00
Printing and Engraving Fees                               7,500.00
Legal Fees                                               15,000.00
Accounting Fees and Expenses                             33,000.00
Transfer Agent's Fees                                     1,500.00
Miscellaneous                                             2,500.00
                                                         ---------
Total                                                   $64,030.57


Item 26.	Recent Sales of Unregistered Securities.

In February 1997, the Company entered into a promotion agreement with Jeff Foxworthy. In consideration for the agreement to provide future promotional services, the Company sold 2,500,000 Series A Preferred Shares at $.02 per Series A Preferred Share to Mr. Foxworthy. This issuance was made in reliance on Section 4(2) by Registrant's management to a sophisticated investor who had access to information on the Company necessary to make an informed investment decision.

In February 1997, the Company entered into an agreement to sell 5,100,000 shares of founders stock to David Womick, president of the Company which was assigned a value of $.02 per share. This issuance was made in reliance on
Section 4(2) by Registrant's management to a sophisticated investor who had access to information on the Company necessary to make an informed investment decision.

In June 1997, the Company entered into two consulting contracts that provided for the issuance of 1,000,000 shares of common stock (Shannon/Rosenbloom Marketing, Inc.(500,000) and Little Pond Enterprises, Inc.(300,000).in lieu
of cash for consulting services at the price of $.10 per share.   The share
price was based on the negotiated value in arm's length transactions in
February, 1997 when the Company had little or no value.   These sales were
made pursuant to an exemption from registration pursuant to Section 504 of
Regulation D.   Although the appropriate Form D was not timely filed with the
Securities and Exchange Commission, the offering was approved and/or exempted by the required states.

In June 1997, the Company also issued 416,000 restricted stock valued at $.10 per Common Share pursuant to the Act in consideration for (1) directors fees for services to be rendered over the 12 month period beginning in February 1997 (at which time the value of these services was established) and (2) in accordance with various employment contracts in connection with services rendered to assist in the development of the Company and the raising of the
initial capital.   Since there was no established market at the time these
agreements were made, the same value per share was used on all issuances, although the actual shares were not issued until a later date. This issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

In July 1997, the Company sold 156,000 Common Shares to various individuals for cash at $.75 per Common Share to raise start-up capital. These issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

In October 1997, the Company completed an offering of 920,000 Common Shares under Rule 504 of Regulation D of the Securities Act of 1933 at $1.00 per Common Share to the following:

Name                                     # of Common Shares

Charles R. Caraway                              55,000
Herman R. Loeb
for further credit Charles R. Caraway           55,000
David Adams                                      5,000
Karen M. Adams                                  10,000
Valerie I. Moore                                10,000
William G. Osler                                 5,000
Kevin Robinson                                   6,500
Robert L. Watson II                             15,000
Dale R. & Karen F. Benson                        5,000
Hal Morrison                                    24,000
John D. McDonald                                15,000
John D. King                                     7,500
Wilhelm Sumser                                  10,000
Louise & Allen Jensen                           35,000
William Wolfe                                    5,000
Judith Gottschalk                               50,000
Norbert H. Sumser                               45,000
Robert Gottschalk                              140,000
Jeffrey L. Hutchinson                           10,000
Robert Ichikaw                                   7,000
Ofelia Albarran & Maurilio Serrano              10,000
Jeff Knepp                                      30,000
Timothy John Cecconi & Kelly Cecconi            20,000
Dennis Knepp                                     5,000
Donald Anthony                                  25,000
Maurice Bledsoe                                  5,000
Timothy A. Leugers                              33,000
Jeff E. Fuqu                                     5,000
Thomas Demid                                     5,000
Robert Amodeo                                    5,000
William F & Elene D. Boyd                       20,000
Monica N. Galea                                 10,000
Brian Gentile                                    6,000
Francesco Di Marco                              10,000
Harry Faddis                                    15,000
Scott A. Artz                                   20,000
Fred Glazer                                     20,000
Robert A. Baydale                               10,000
Ginger Tracey                                    5,000
Stuart Kordonowy                                20,000
Ali Steinbach                                   20,000
Randall K. Kopelman                             10,000
Robert L. Kazaros                               10,000
Timothy B. Shannon                              10,000
Patrick V. Casey                                10,000
Deborah N. Fischbach                            10,000
Mary Ann Lang                                   61,000
Thomas V.N. Bass                                 5,000

These sales were made pursuant to an exemption from registration pursuant to
Section 504 of Regulation D.   The offering was approved and/or exempted by
the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

In February, 1998, the Company entered into a contract to acquire the real estate and the equipment and leasehold interest of a restaurant in Asheville,
North Carolina to be converted to a Foxworthy's Smokehouse Grill.    The
Company issued 223,333 shares of Common Stock valued at $3.00 per Common Share for the equipment and the leasehold interest. This issuance was made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

In the second quarter of 1998, the Company issued Common Shares to the following individuals in cash.

                         # of shares   Amount per Share      Amount Paid
Ray E. Justice, Sr.       25,000           $2.00               $50,000
                         160,000           $1.875             $300,000
Timothy Miles             16,000           $1.875              $30,000
Fred Glaser               40,000           $1.875              $75,000
Robert A. Baydale        160,000           $1.875             $300,000
John R Geise              27,500           $2.00               $55,000

These issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

During the third quarter of 1998, the Company issued Series 1 Secured Convertible Debentures to the following:

Name                        Principal amount of Debentures
Sergio Boneeti                      $100,000
Aldo Nenzi                         $200,000
Correllus International Ltd.       $100,000
Arab Commerce Bank Ltd.            $125,000
Robert Rabin                        $50,000
Sandro Grimaldi                    $150,000
Oscar Brito                        $150,000
Galapaco Holdings Ltd.             $300,000
Aliouros Ltd.                       $50,000
Muzzolon Piermarlo                 $100,000

These sales were made pursuant to an exemption from registration pursuant to
Section 506 of Regulation D.   Based on representations made by the investors
in their subscription agreements, all of the investors were accredited. The offering was approved and/or exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

In the third quarter of 1998, the Company issued Common Shares to the following individuals for services.

                         # of shares   Amount per Share    Services valued at
Thomas V.N. Bass            1,500            $2.00              $3,000
Tom Geise                     936            $2.00              $1,872

These issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

Item 27.	Exhibit Index.

(1)      Not Applicable
(2)      Not Applicable
(3.1)    Articles of Incorporation incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(3.2)    Bylaws incorporated by reference for Form 10SB filed April 27, 1998,
           File Number 0-24093
(4.1)    Common Stock Certificate incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(4.2)    Preferred Stock Certificate
 (5)       Consent and Opinion of Jody M. Walker regarding
           legality of securities registered under this
           Registration Statement and to the
           references to such attorney in the Prospectus filed
           as part of this Registration Statement
(6)      Not Applicable
(7)      Not Applicable
(8)      Not Applicable
(9)      Not Applicable
(10.1)   License Agreement with Jeff Foxworthy incorporated by reference for
           Form 10SB filed April 27, 1998, File Number 0-24093
(10.2)   Stock Purchase Agreement with Jeff Foxworthy incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(10.3)   Promotion Agreement with Jeff Foxworthy incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(10.4)   Extension with Jeff Foxworthy incorporated by reference for Form
           10SB filed April 27, 1998, File Number 0-24093
(10.5)   Consulting Agreement with J.P. Williams incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(10.6)   Consulting Agreement with Little Pond Enterprises, Inc.
           incorporated by reference for Form 10SB filed April 27, 1998,
           File Number 0-24093
(10.7)   Joint Venture Agreement with Pigs"R"Us incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(10.8)   Marketing Agreement with Shannon/Rosenbloom Marketing, Inc.
            incorporated by reference for Form 10SB filed April 27, 1998,
            File Number 0-24093
(10.9)   Buyer-Broker Agreement with Business Intermediary Services incorporated by reference for Form 10SB filed April 27, 1998,
            File Number 0-24093
(10.10)  Arbitration Agreement incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-24093
(10.11)  Berstein Employment Agreement incorporated by reference for Form
            10SB filed April 27, 1998, File Number 0-24093
(10.12)   Proprietary Rights and Confidentiality Agreement incorporated by reference for Form 10SB filed April 27, 1998, File Number 0-
             24093
(10.13)   Registration Rights Agreement incorporated by reference for Form
             10SB filed April 27, 1998, File Number 0-24093
(10.14)   OTC Communications Corp. Consulting Agreement incorporated by reference to Amendment 1 of Form 10SB filed September 29, 1998



(10.15)   Letter of Understanding with The Wall Street Group, Inc.
             incorporated by reference to Amendment 1 of Form 10SB filed
             September 29, 1998
(10.16)   Termination of Pigs "R" Us Joint Venture dated September 17, 1998 incorporated by reference to Amendment 1 of Form 10SB filed
             September 29, 1998
(10.17)   Amended and Restated Stock Purchase Agreement dated August 20, 1998 by and between the Company and Woody's Bar-B-Q Holdings, Inc.
             and extensions incorporated by reference to Form 8-K dated
             September 11, 1998
(11)      Not Applicable
(12)      Not Applicable
(13)      Not Applicable
(14)      Not Applicable
(15)      Not Applicable
(16)      Not Applicable
(17)      Not Applicable
(18)      Not Applicable
(19)      Not Applicable
(20)      Not Applicable
(21)      Not Applicable
(22)      Not Applicable
(23)      Not Applicable
(24)      Consent of Crisp Hughes and Evans, Certified Public
             Accountants
(24.1)    Consent of Tubbs and Bartnick, P.A., Certified Public
             Accountants
(25)      Not Applicable
(26)      Not Applicable
(27)      Financial Data Schedule
(28)      Not Applicable
(99)      Not Applicable

Item 28.	Undertaking.

	The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Delivery of Certificates.

   The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)   Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Company's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Asheville, State of North Carolina on the 3rd day of December, 1998.

                                       Redneck Foods, Inc.


                                        /s/David Womick
                                        --------------------------------
                                        By: David Womick, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                               Capacity                   Date

/s/David Womick                  Chief Executive Officer
-------------------                      Director            December 3,1998


/s/Donald A. Theesfeld                  controller           December 3,1998
-------------------



/s/Erich K. Schmid                        Director           December 3,1998
-------------------


/s/James E. Scheifley                     Director           December 3,1998
-------------------            Principal Financial Officer
